Exhibit 10.4

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.	EXECUTION VERSION

December 24, 2012

AMENDED AND RESTATED DEVELOPMENT AND LICENSE AGREEMENT

Between

INTELLIKINE LLC

and

INFINITY PHARMACEUTICALS, INC.

AMENDED AND RESTATED DEVELOPMENT AND LICENSE AGREEMENT

This Amended and Restated Development and License Agreement (“Agreement”) is made as of this 24th day of December, 2012 (the “Effective Date”) by and between Intellikine LLC, a limited liability company organized and existing under the laws of the State of Delaware and successor to Intellikine, Inc. (“Intellikine”), and Infinity Pharmaceuticals, Inc., a company organized and existing under the laws of the State of Delaware (“Infinity”). Intellikine and Infinity are each referred to individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, Intellikine and Infinity are parties to the Development and License Agreement, effective as of July 7, 2010 (the “Original Effective Date”), as amended on December 20, 2010 (such agreement, as so amended, the “Original Agreement”), pursuant to which the Parties entered into a collaboration to research Licensed Compounds and Products (as such terms are defined below) that Infinity will develop and commercialize on the terms and conditions set forth in this Agreement;

WHEREAS, under the Original Agreement, Intellikine has certain rights, and related obligations, to participate in the development and commercialization of Oncology Products and Shared Products (as each such term is defined in the Original Agreement) in the United States, including the Oncology Product Option, the Co-Detailing Option and the right to participate in Profit-and-Loss (as each such term is defined in the Original Agreement), and certain rights with respect to Licensed Compounds and Products (as each such term is defined below) prior to the initiation of a Phase II Study (as such term is defined in the Original Agreement) (all the foregoing rights and obligations, the “Released Oncology Rights”), and the Parties now wish to terminate such rights and related obligations; and

WHEREAS, the Parties now wish to amend and restate the Original Agreement in its entirety;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized, shall have the meanings described below, or the meaning as designated in the indicated places throughout this Agreement.

“AAA” means the American Arbitration Association.

“Accounting Standards” means, with respect to a Person, generally accepted accounting principles as practiced in the United States or applicable international standards followed by such Person.

“Acquired Party” shall have the meaning set out in Section 18.1(b).

“Acquired Party Pre-Existing Affiliates” shall have the meaning set out in Section 18.1(b).

“Acquirer” shall have the meaning set out in Section 18.1(b).

“Acquirer Affiliates” shall have the meaning set out in Section 18.1(b).

“Affiliate” means any entity that directly or indirectly controls or is controlled by or is under common control with a Person. For purposes of this definition, “control” or “controlled” means ownership, directly or indirectly, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interest in the case of any other type of legal entity (or if the jurisdiction where such corporation or other entity is domiciled prohibits foreign ownership of such entity, the maximum foreign ownership interest permitted under such laws, provided that such ownership interest provides actual control over such entity), status as a general partner in any partnership, or any other arrangement whereby a Person controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity. Notwithstanding anything to the contrary herein, Chemikine shall be deemed not to be an Affiliate of Intellikine.

“Agreement” shall have the meaning described in the preamble.

“Breaching Party” shall have the meaning set out in Section 14.2(a).

“Business Day” means any day other than Saturday or Sunday on which the banks in New York are open for business.

“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Chemikine” means ShangHai Chemikine Co., Ltd. and its subsidiaries.

“Claims” shall have the meaning set out in Section 17.1.

“COGS” means, with respect to a Reverted Product, the aggregate of internal and external costs of Infinity and Infinity Related Parties to manufacture such Reverted Product (including any drug delivery device sold, or, as applicable, reasonably intended to be sold, for a single price with such Reverted Product), calculated as follows: (a) to the extent that Infinity or Infinity Related Parties performs all or any part of the manufacturing of such Reverted Product, the direct material costs and direct labor costs for, plus manufacturing overhead reasonably allocable to, such manufacturing of such Reverted Product (which may include facilities’ start-up costs, the costs of audits, all directly incurred manufacturing variances, the costs of failed batches of such Reverted Product, manufacturing administrative and facilities costs (including depreciation)), all calculated in accordance with GAAP; and (b) to the extent that manufacturing of such Reverted Product is performed by a Third Party, the Out-of-Pocket Expenses of Infinity or Infinity Related Parties for such manufacturing activities (including, to the extent included in the fees charged by such Third Party, costs for failed batches of such Reverted Product) from such Third Party, and the reasonably allocated direct labor costs incurred by Infinity or any Infinity Related Parties in managing and overseeing the Third Party relationship, determined in accordance with GAAP. COGS shall also include royalties, license or other fees paid by Infinity or Infinity Related Parties to Third Parties to license Patent Rights or other intellectual property rights specifically for the manufacture of such Reverted Product (to the extent not already included in the Out-of-Pocket Expenses under clause (b) above).

“Combination Component” shall have the meaning described in the definition of “Combination Product”.

“Combination Product” means a combined product that contains or uses a Licensed Compound and at least one kit, article of manufacture, composition of matter, material, compound, component, product or process other than a Licensed Compound (a “Combination Component”), together, where (a) such Combination Component is not itself a Licensed Compound, (b) if such Combination Component(s) were removed from such combined product, the resulting product would be a Product, (c) such Combination Component and such Licensed Compound are sold separately, or if not at the time being sold by any Person can be sold separately, whether in either case by Infinity, any Infinity Related Party or any other Person, (d) such Combination Component does not, by itself or together with a Licensed Compound, function so as to achieve the same purpose for which such Licensed Compound is sold, and (e) the market price of such combined product is higher than the market price for such Licensed Compound as a result of such combined product containing or using such Combination Component.

“Commercial Sale” means any sale of a Product to a Third Party in any country in the Territory after the receipt of the Marketing Authorization for that country, if such Marketing Authorization is required.

“Compound” means a compound and any references to a Compound shall include all of its various chemical forms, including acids, bases, salts, metabolites, esters, isomers, enantiomers, pro-drug forms, hydrates, solvates, polymorphs and degradants thereof in crystal, powder or other form.

“Confidential Information” means all Know-How and other proprietary scientific marketing, financial or commercial information or data, which is generated by or on behalf of a Party or its Affiliates or which one Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, whether made available orally, in writing, or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to the Original Agreement or this Agreement.

“Control” or “Controlled” means, with respect to any Know-How, Patent Right, other intellectual property right or any Compound, the legal authority or right (whether by ownership, license or otherwise, but without taking into account any rights granted by one Party to the other Party under the terms of this Agreement) of a Party or, as set forth herein, its relevant Affiliate, to grant access, a license or a sublicense of or under such Know-How, Patent Right, intellectual property right or Compound to the other Party, or to otherwise disclose proprietary or trade secret information to the other Party, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

“Deductions” shall have the meaning described in the definition of “Net Sales”.

“Development Candidate” means a Licensed Compound with respect to which Infinity or any Infinity Related Party has achieved the event described as Milestone No. 1 described in Exhibit 3 (whether prior to, on or after the Effective Date and irrespective of whether a payment is due with respect to such milestone).

“Diligent Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use “Diligent Efforts” under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person under this Agreement. Without limiting the generality of the foregoing, in determining Diligent Efforts with respect to the development and commercialization of a Licensed Compound or Product, the Parties shall take into account the following: the market potential of such Licensed Compound or Product, safety and efficacy, product profile, competitiveness of the marketplace for the Product, the proprietary position of the Product, the regulatory structure involved, the availability and level of reimbursement for such treatment by Third Party payors or health insurance plans, the potential total profitability of the applicable Product marketed or to be marketed and other relevant factors affecting the cost, risk and timing of development and the total potential reward to be obtained if a Product is commercialized.

“Effective Date” shall have the meaning described in the preamble.

“EMA” means the European Medicines Agency and any successor thereto.

“Excluded Claim” shall have the meaning described in Section 18.5(g).

“FDA” means the United States Food and Drug Administration and any successor thereto.

“Field” means the treatment, prevention, palliation or diagnosis of any disease, disorder, syndrome or condition in humans and/or animals; provided, however, that, for purposes of any sublicense granted under the Navy Agreement, “Field” means the diagnosis, prevention and/or treatment of cancer, autoimmune and inflammatory disease in humans and/or animals.

“First Skipped Milestone Payment” shall have the meaning described in Section 8.2.

“GAAP” means, with respect to a Person, U.S. generally accepted accounting principles, consistently applied and will mean the international financial reporting standards (IFRS) at such time as IFRS becomes the generally accepted accounting standard in the United States and applicable laws in the United States require use of IFRS.

“HHMI” means Howard Hughes Medical Institute.

“Home-Grown Compound” means (a) an Intellikine Existing Compound; or (b) a Compound, other than an Intellikine Existing Compound, that is identified, generically or specifically, (i) during the Research Term in the course of performance of the Research Program by or on behalf of Intellikine, any Intellikine Program Affiliate or Intellikine’s permitted subcontractors, (ii) by or on behalf of Intellikine or any of its Affiliates (other than its Acquirer and its Acquirer Affiliates who complied with the obligations under Sections 11, 18.1(b) and 18.1(c) of the Original Agreement) at any time prior to the Effective Date, or (iii) at any time (before, on or after the Effective Date) by or on behalf of (A) Infinity, (B) any Infinity Related Party that conducted work under the Research Program or, with Infinity’s consent and on Infinity’s behalf, conducts research on Target Inhibitors, (C) Infinity’s permitted subcontractors that conducted work under the Research Program or, with Infinity’s consent and on Infinity’s behalf, conduct research on Target Inhibitors, or (D) an Acquirer or Acquirer Affiliate of Infinity which is researching, developing or commercializing (or collaborating with a Third Party with respect thereto) a Target Inhibitor not in compliance with Sections 11.2(i) and 11.2(ii), which Compound in this clause (b) is a Target Inhibitor (irrespective of whether the determination that such Compound is a Target Inhibitor is made before, during or after the Research Term).

“Home-Grown Product” means a Product containing or comprising a Home-Grown Compound.

“[**]” means a [**].

“In-Licensed Patent” means a Patent Right owned by a Third Party that covers, generically or specifically, the composition of matter, or method of manufacture or use, of an In-Licensed Compound, which Patent Right is exclusively or co-exclusively licensed to Infinity or the Infinity Related Parties to commercialize the In-Licensed Product containing or comprising such In-Licensed Compound in the relevant country in the relevant Indication being commercialized by Infinity or the relevant Infinity Related Party. “In-Licensed Patent” excludes any Infinity Patents.

“[**]” means a [**].

“IND” means an investigational new drug application filed with the FDA or the corresponding application for the investigation of a Product in any other country or group of countries, as defined in the applicable laws and regulations and filed with the Regulatory Authority of such country or group of countries.

“Indemnified Losses” shall have the meaning set out in Section 17.1.

“Indemnified Party” shall have the meaning set out in Section 17.3(a).

“Indemnifying Party” shall have the meaning set out in Section 17.3(a).

“Indication” means a disease, condition, disorder or syndrome.

“Infinity” shall have the meaning described in the preamble and shall include its successors and assigns as contemplated by Section 18.1.

“Infinity Indemnified Party” shall have the meaning set out in Section 17.1.

“Infinity Intellectual Property” means the Infinity Patents and Infinity Know-How.

“Infinity Know-How” means all Know-How Controlled by Infinity or any of its Affiliates, as of the Original Effective Date or during the Term that (i) covers, generically or specifically, any Licensed Compound or Product, or its use, formulation, preparation or manufacture and (ii) is necessary or useful for (A) the development, manufacture, import or use of any Licensed Compound or Product in the Field, or (B) the development, manufacture, import, use, offer for sale or sale of any Reverted Compound and Reverted Product in the Field. Infinity Know-How includes Joint Know-How and Intellikine Program Inventions.

“Infinity Patents” means all Patent Rights Controlled by Infinity or any of its Affiliates, as of the Original Effective Date or during the Term (and for the sake of clarity, all Patent Rights arising in the course of prosecution or maintenance of such Patent Rights), that (A) cover, generically or specifically, any Licensed Compound or Product, or its use, formulation, preparation or manufacture and (B) are necessary or useful for (1) the development, manufacture, import or use of any Licensed Compound or Product in the Field, or (2) the development, manufacture, import, use, offer for sale or sale of any Reverted Compound and Reverted Product in the Field. Infinity Patents includes Joint Patents and Intellikine Program Patents.

“Infinity Related Party” shall mean any of Infinity’s Affiliates or any Third Party sublicensee of rights granted to Infinity under this Agreement, but not including any Third Party that functions as a distributor. Notwithstanding the foregoing, in no event shall Intellikine be considered an Infinity Related Party.

“Intellikine” shall have the meaning described in the preamble and shall include its successors and assigns as contemplated by Section 18.1.

“Intellikine Additional Patents” means all Patent Rights Controlled by Intellikine as of the Original Effective Date (and for the sake of clarity, all Patent Rights arising in the course of prosecution or maintenance of such Patent Rights), which cover, generically or specifically, any Licensed Compound or Product, or its use, formulation, preparation or manufacture; provided, however, that Intellikine Additional Patents exclude all Intellikine Existing Patents, Joint Patents, Intellikine Program Patents, UCSF Patent Rights, UCSF Other Patent Rights and Navy Patent Rights.

“Intellikine Background Know-How” means all Know-How Controlled by Intellikine as of the Original Effective Date, or that becomes or became Controlled by Intellikine or any Intellikine Program Affiliate during the Research Term, which Know-How is or was necessary or useful for the conduct of the Research Program or the development, manufacture, import, use, offer for sale or sale of any Licensed Compound or Product in the Field, but excluding all Intellikine Know-How, Joint Know-How, Intellikine Program Inventions, Research Agreement Intellectual Property and UCSF Know-How. “Intellikine Background Know-How” includes any Intellikine Background Know-How that becomes or became Controlled by an Intellikine Pre-Acquisition Affiliate through assignment or license by Intellikine or an Intellikine Program Affiliate to such Intellikine Pre-Acquisition Affiliate prior to a transaction described in Section 18.1(a)(ii) of the Original Agreement in which Intellikine is the Acquired Party, which transaction occurs at any time after the Original Effective Date, with respect to the corporate structure of Intellikine as it existed on the Original Effective Date or at the relevant time thereafter.

“Intellikine Background Patents” means all Patent Rights that become or became Controlled by Intellikine or any Intellikine Program Affiliate during the Research Term, arising in the course of the Research Program (and for the sake of clarity, all Patent Rights arising in the course of prosecution or maintenance of such Patent Rights), which Patent Rights are or were (a) necessary or useful for the conduct of the Research Program or (b) necessary or useful for the development, manufacture, import, use, offer for sale or sale of any Licensed Compound or Product in the Field, but excluding all Intellikine Patents, Joint Patents, Intellikine Program Patents, Research Agreement Intellectual Property, UCSF Patent Rights, UCSF Other Patent Rights and Navy Patent Rights. “Intellikine Background Patents” include any Intellikine Background Patents that become or became Controlled by an Intellikine Pre-Acquisition Affiliate through assignment or license by Intellikine or an Intellikine Program Affiliate to such Intellikine Pre-Acquisition Affiliate prior to a transaction described in Section 18.1(a)(ii) of the Original Agreement in which Intellikine is the Acquired Party, which transaction occurs at any time after the Original Effective Date, with respect to the corporate structure of Intellikine as it existed on the Original Effective Date or at the relevant time thereafter.

“Intellikine Background Technology” means Intellikine Background Know-How and Intellikine Background Patents.

“Intellikine Existing Compound” means any Target Inhibitor that is or was Controlled by Intellikine that is claimed or disclosed, generically or specifically, within the Intellikine Existing Patents as of the Original Effective Date (irrespective of whether the determination that a Compound claimed or disclosed, generically or specifically, within the Intellikine Existing Patents is a Target Inhibitor is made before, during or after the Research Term).

“Intellikine Existing Patents” means all Patent Rights Controlled by Intellikine as of the Original Effective Date which are listed on Exhibit 1 (and for the sake of clarity, all Patent Rights arising in the course of prosecution or maintenance of such Patent Rights); provided, however, that Intellikine Existing Patents exclude the UCSF Patent Rights, UCSF Other Patent Rights and the Navy Patent Rights.

“Intellikine Indemnified Party” shall have the meaning set out in Section 17.2.

“Intellikine Intellectual Property” means the Intellikine Patents and the Intellikine Know-How.

“Intellikine Know-How” means all Know-How Controlled by Intellikine or any Intellikine Program Affiliate as of the Original Effective Date or during the Term, which Know-How (a) covers, generically or specifically, any Licensed Compound or Product, or its use, formulation, preparation or manufacture and (b) is or was necessary or useful for (i) the development, manufacture, import, use, offer for sale or sale of any Licensed Compound or Product in the Field or (ii) the conduct of the Research Program. Intellikine Know-How excludes all Joint Know-How, Intellikine Program Inventions, Research Agreement Intellectual Property and UCSF Know-How. “Intellikine Know-How” includes any Intellikine Know-How that becomes or became Controlled by an Intellikine Pre-Acquisition Affiliate through assignment or license by Intellikine or an Intellikine Program Affiliate to such Intellikine Pre-Acquisition Affiliate prior to a transaction described in Section 18.1(a)(ii) of the Original Agreement in which Intellikine is the Acquired Party, which transaction occurs at any time after the Original Effective Date, with respect to the corporate structure of Intellikine as it existed on the Original Effective Date or at the relevant time thereafter.

“Intellikine Mark” shall have the meaning described in Section 10.5.

“Intellikine Other Know-How” means all Know-How Controlled by Intellikine or any of its Affiliates (other than its Acquirer and its Acquirer Affiliates who complied with the obligations under Sections 11, 18.1(b) and 18.1(c) of the Original Agreement) at any time on or before the Effective Date, which Know-How is necessary or useful for the research, development, manufacture, import, use, offer for sale, or sale of any Licensed Compound or Product in the Field; provided, however, that Intellikine Other Know-How excludes all Intellikine Know-How, Intellikine Background Know-How, Joint Know-How, Intellikine Program Inventions, Research Agreement Intellectual Property and UCSF Know-How. “Intellikine Other Know-How” includes any Intellikine Other Know-How that became Controlled by an Intellikine Pre-Acquisition Affiliate through assignment or license by Intellikine or an Intellikine Program Affiliate to such Intellikine Pre-Acquisition Affiliate prior to a transaction described in Section 18.1(a)(ii) of the Original Agreement in which Intellikine was the Acquired Party, which transaction occurs at any time after the Original Effective Date, with respect to the corporate structure of Intellikine as it existed on the Original Effective Date or at the relevant time thereafter.

“Intellikine Other Patents” means (a) any Patent Rights Controlled by Intellikine or any of its Affiliates (other than its Acquirer and its Acquirer Affiliates who complied with the obligations under Sections 11, 18.1(b) and 18.1(c) of the Original Agreement) at any time on or before the Effective Date (and for the sake of clarity, all Patent Rights arising in the course of prosecution or maintenance of such Patent Rights), which Patent Rights are necessary or useful for the research, development, manufacture, import, use, offer for sale, or sale of any Licensed Compound or Product in the Field, and (b) any Patent Rights Controlled by Intellikine or any of its Affiliates (other than its Acquirer and its Acquirer Affiliates who complied with the obligations under Sections 11, 18.1(b) and 18.1(c) of the Original Agreement) at any time after the Effective Date which cover or claim any Intellikine Other Know-How or any Infinity Know-How that was disclosed to Intellikine prior to the Effective Date (and for the sake of clarity, all Patent Rights arising in the course of prosecution or maintenance of such Patent Rights). Intellikine Other Patents excludes all Intellikine Patents, Intellikine Additional Patents, Intellikine Background Patents, Joint Patents, Intellikine Program Patents, Research Agreement Intellectual Property, UCSF Patent Rights, UCSF Other Patent Rights and Navy Patent Rights. “Intellikine Other Patents” includes any Intellikine Other Patent that became Controlled by an Intellikine Pre-Acquisition Affiliate through assignment or license by Intellikine or an Intellikine Program Affiliate to such Intellikine Pre-Acquisition Affiliate prior to a transaction described in Section 18.1(a)(ii) of the Original Agreement in which Intellikine was the Acquired Party, which transaction occurs at any time after the Original Effective Date, with respect to the corporate structure of Intellikine as it existed on the Original Effective Date or at the relevant time thereafter.

“Intellikine Other Technology” means the Intellikine Other Know-How and the Intellikine Other Patent Rights.

“Intellikine Patents” means the Intellikine Existing Patents.

“Intellikine Pre-Acquisition Affiliate” means any Affiliate of Intellikine in existence prior to any transaction described in Section 18.1(a)(ii) of the Original Agreement (which transaction occurs at any time after the Original Effective Date, with respect to the corporate structure of Intellikine as it existed on the Original Effective Date or at the relevant time thereafter) in which Intellikine is the Acquired Party.

“Intellikine Program Affiliate” means any Affiliate of Intellikine that conducted work under the Research Program.

“Intellikine Program Invention” shall have the meaning described in the definition of “Intellikine Program Patents”.

“Intellikine Program Patents” means all Patent Rights which become Controlled by Intellikine or any Intellikine Program Affiliate after the Original Effective Date but during the Term (and for the sake of clarity, all Patent Rights arising in the course of prosecution or maintenance of such Patent Rights), which Patent Rights (a) claim any Invention arising from the Research Program made by employees, agents, contractors or consultants of Intellikine or any Intellikine Program Affiliate, and (b) cover, generically or specifically, any Licensed Compound or Product, or its use, formulation, preparation or manufacture (and any Invention (other than a Patent Right) described in clause (a) which is a Licensed Compound or Product, or its use, formulation, preparation or manufacture, an “Intellikine Program Invention”). Intellikine Program Patents exclude all Intellikine Existing Patents, Joint Patents, Research Agreement Intellectual Property, UCSF Patent Rights, UCSF Other Patent Rights and Navy Patent Rights. “Intellikine Program Patents” include any Intellikine Program Patents that become or became Controlled by an Intellikine Pre-Acquisition Affiliate through assignment or license by Intellikine or an Intellikine Program Affiliate to such Intellikine Pre-Acquisition Affiliate prior to a transaction described in Section 18.1(a)(ii) of the Original Agreement in which Intellikine is the Acquired Party, which transaction occurs at any time after the Original Effective Date, with respect to the corporate structure of Intellikine as it existed on the Original Effective Date or at the relevant time thereafter.

“Inventions” shall have the meaning described in Section 10.1(a).

“Joint Know-How” shall have the meaning set out in Section 10.1(a).

“Joint Patents” shall have the meaning set out in Section 10.1(a).

“Know-How” means all technical information, know-how and data, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, nonclinical and clinical data, regulatory data and filings, instructions, processes, formulae, expertise and information, relevant to the research, development, manufacture, use, importation, offering for sale or sale of, and/or which may be useful in studying, testing, developing, producing or formulating, products, or intermediates for the synthesis thereof. Know-How excludes the Patent Rights covering any inventions.

“Launch” means the commencement of Commercial Sale of a Product in any country of the Territory.

“Licensed Compound” means”

(a)	a Home-Grown Compound;

(b)	[**]; or

(c)	[**].

For the avoidance of doubt, INK1197 (also known as IPI145) and IPI443 are Licensed Compounds.

“MAA” means an application for the authorization for marketing of a Product in any country or group of countries outside the United States, and all supplements, including all documents, data and other information concerning the Product, as defined in the applicable laws and regulations and filed with the Regulatory Authority of a given country or group of countries.

“Marketing Authorization” means the grant of all necessary permits, registrations, authorizations, licenses and approvals (or waivers) required for the manufacture, promotion, marketing, storage, import, export, transport, distribution, use, offer for sale, sale or other commercialization of a Product in any country, including, where required, Pricing and Reimbursement Approvals.

“MHLW” means the Japanese Ministry of Health, Labour and Welfare and any successor thereto.

“Milestone Event” means an event identified in Exhibit 3 which triggers a Milestone Payment.

“Milestone Payment” means a payment identified in a cell in Column C or Column D of Exhibit 3 to be made by Infinity to Intellikine on the occurrence of a Milestone Event.

“Navy” means the United States Department of the Navy at The Naval Medical Research Center.

“Navy Agreement” means the Partially Exclusive Patent License Agreement, dated as of August 6, 2009 between the Navy and Intellikine, as may be amended from time to time as contemplated by Section 2.6(c) but subject to Section 16.4(a).

“Navy Patent Rights” means the Patent Rights licensed to Intellikine under the Navy Agreement.

“Navy Sublicense Option” shall have the meaning described in Section 2.6(a).

“Navy Sublicense Option Period” shall have the meaning described in Section 2.6(a).

“NDA” means, with respect to a Product, a new drug application and all supplements filed with the FDA with respect to such Product, including all documents, data and other information concerning such Product which are necessary for, or included in, a Marketing Authorization to use, sell, supply or market such Product in the United States.

“Net Sales” means the gross invoice price of any Product sold or disposed of in a country by Infinity or any Infinity Related Party to the first Third Party (other than an Infinity Related Party) following first Commercial Sale in such country, excluding sales or dispositions for use in clinical trials or other scientific testing, in either case for which

Infinity or the Infinity Related Party receives no revenue, subject to subsections (1) and (2) below, less the following items, (to the extent not previously deducted and included in the gross amount invoiced or otherwise directly paid or incurred by Infinity or any Infinity Related Party) (the “Deductions”):

(i)	allowances for amounts repaid or credited by reason of rejections, returns, defects or recalls or because of reasonable and customary chargebacks, refunds, coupons, patient co-pay savings cards, rebates (including related administration fees), wholesaler fee for service, reasonable amounts of physician samples, reasonable amounts of free products given to indigent patients, retroactive price reductions or any other items substantially similar in character and substance to the foregoing, with equitable adjustments to be made from time to time for any differences between these allowances and actual amounts;

(ii)	trade, cash and quantity discounts actually allowed and taken directly with respect to such sales or other dispositions;

(iii)	freight, transport packing and insurance charges associated with transportation of Products to Third Parties, included and separately stated in the applicable invoice;

(iv)	tariffs, duties or other taxes imposed upon and paid directly with respect to the delivery, sale or use of Products when included and separately stated in the gross invoice price, but excluding national, state or local taxes assessed on income; and

(v)	amounts previously included in Net Sales of Products that are written-off by Infinity or any Infinity Related Party as uncollectible in accordance with Infinity’s or such Infinity Related Party’s standard practices for writing off uncollectible amounts consistently applied.

There shall be no double-counting in determining the foregoing deductions. Such amounts shall be determined from the books and records of Infinity or the Infinity Related Party, as applicable, maintained in accordance with the Accounting Standards, consistently applied.

(1)	For a Combination Product, Net Sales will be calculated on a country by country basis as follows

[A/(A+B)] x (Net Sales, calculated without regard to this formula, of the Combination Product), where

(a) “A” is the total of Net Sales of each Product containing or using only the Licensed Compound contained within or used in the Combination Product (and no other Combination Component) when sold separately; and

(b) “B” is the total of Net Sales of all products containing or using only the Combination Components (and no Licensed Compound),

subject to the provisions of subsection (2) below and provided that in no event will Net Sales for a Combination Product calculated using this formula be less than fifty percent (50%) of the Net Sales, calculated without regard to this formula, of the Combination Product.

(2)	In those instances in which Infinity or an Infinity Related Party acquires a Product from one of the other such named Persons and then subsequently sells such Product to a Third Party, Net Sales of Infinity or such Infinity Related Party, as the case may be, which sells to a Third Party, will be calculated upon such sale of such Product to such Third Party, and no royalty will be due by Infinity hereunder with respect to any such earlier intermediate sale of such Product by or among, as relevant, Infinity or the relevant Infinity Related Party.

“Non-Acquired Party” shall have the meaning set out in Section 18.1(b).

“Non-Breaching Party” shall have the meaning set out in Section 14.2(a).

“Original Effective Date” shall have the meaning described in the preamble.

“Out-of-Pocket Expenses” means, with respect to certain activities hereunder, direct expenses paid or payable by the relevant Party or its Affiliates, or, as expressly set forth in the definition of “COGS”, Infinity Related Parties, to Third Parties (other than employees of such Party or its Affiliates or Infinity Related Parties) that (a) are specifically identifiable and incurred (i) in connection with filings to any Regulatory Authority relating to the Licensed Compounds or Products in the Field as requested by Infinity or (ii) pursuant to Sections 8.1(b), 10.1(a), 10.2(b), 10.3(e) or 10.3(f) or as expressly set forth in the definition of “COGS”, and (b) have been recorded in accordance with the Accounting Standards, and for the avoidance of doubt, do not include travel expenses or capital expenditures.

“Paid Party” shall have the meaning set out in Section 9.5(a).

“Paragraph IV Certification” shall have the meaning described in Section 10.3(a).

“Party” and “Parties” shall have the meaning described in the preamble.

“Patent Committee” shall have the meaning set out in Section 10.2(a).

“Patent Rights” means all patents and patent applications (including provisional applications), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing.

“Patent Term Extensions” shall have the meaning described in Section 10.6(a).

“Paying Party” shall have the meaning set out in Section 9.5(a).

“Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a governmental agency or a political subdivision thereto.

“Phase I Study” means a study in humans which provides for the first introduction into humans of a Product, conducted in normal volunteers or patients to generate information on product safety, tolerability, pharmacological activity or pharmacokinetics, as more fully defined in Federal Regulation 21 C.F.R. § 312.21(a) and its foreign equivalents.

“Phase II Study” means a study in humans of the safety, dose ranging and efficacy of a Product, as described in Federal Regulation 21 C.F.R.§ 312.21(b) and its foreign equivalents.

“Phase III Study” means a controlled study, or a portion of a controlled study, in humans of the efficacy and safety of a Product, which study (in its entirety or portion, as applicable), is prospectively designed to demonstrate statistically whether such Product is effective and safe for use in a particular Indication in a manner sufficient to file an NDA or MAA to obtain Marketing Authorization, as further defined in Federal Regulation 21 C.F.R. § 312.21(c) and its foreign equivalents. For the sake of clarity, with respect to what is commonly called a phase 2/3 study, the Phase III Study definition is met upon the first patient, first visit in the portion of such study that is prospectively designed to demonstrate statistically whether such Product is effective and safe for use in a particular Indication in a manner sufficient to file an NDA or MAA to obtain Marketing Authorization, as further defined in Federal Regulation 21 C.F.R. § 312.21(c) and its foreign equivalents.

“Pricing and Reimbursement Approval” means, with respect to a Product, the governmental approval, agreement, determination or decision establishing the price or level of reimbursement for such Product, as required in a given jurisdiction prior to sale of such product in such jurisdiction.

“Product” means a preparation, kit, article of manufacture, composition of matter, material, compound, component or product which is, or which contains or comprises a Licensed Compound, including all formulations, modes of administration and dosage forms thereof.

“Product Marks” shall have the meaning described in Section 10.5.

“Regulatory Authority” means a federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing or sale of a pharmaceutical product in a country or territory, including the FDA, EMA and MHLW.

“Regulatory Exclusivity” means the ability to exclude Third Parties from manufacturing or commercializing a product that could compete with a Product in a country, either through data exclusivity rights, orphan drug designation, or such other rights conferred by a Regulatory Authority in such country other than through Patent Rights.

“Release Payment” shall have the meaning set out in Section 8.6(b).

“Released Oncology Rights” shall have the meaning set out in the recitals.

“Research Agreement” means any agreement listed on Exhibit 9 other than the Navy Agreement and the UCSF Agreement.

“Research Agreement Intellectual Property” means all Patents Rights and Know-How to which Intellikine has the right to negotiate or obtain a license under any Research Agreement, which Patent Rights and Know-How could reasonably be necessary or useful for the development, manufacture, import, use, offer for sale or sale of any Licensed Compound or Product in the Field.

“Research Plan” means the plan of research during the Research Term (or portion thereof), and the budget for Intellikine’s activities thereunder, as agreed by the Parties as of the Original Effective Date, and as was amended under the Original Agreement.

“Research Program” means the program of research conducted by Infinity and Intellikine under the Original Agreement in accordance with the Research Plan.

“Research Term” means the period commencing on the Original Effective Date and ending on the Effective Date.

“Reverted Compounds” shall have the meaning described in Section 15.2(a).

“Reverted Products” shall have the meaning described in Section 15.2(a).

“Royalties” means the royalty payments due by Infinity to Intellikine on Net Sales as set out in Section 8.3.

“Royalty-Bearing Product” means, on a country-by-country basis, each Home-Grown Product [**] (a “Priority Product”) which is commercialized by Infinity or any Infinity Related Party in such country; provided, however, that:

(a) subject to clause (b), if, as of the relevant time (i.e., the time of the applicable Net Sales for purposes of determining if a royalty is due hereunder with respect to [**]),

(i) [**] have ever been commercialized by Infinity or any Infinity Related Party in such country, no [**] shall be subject to a royalty;

(ii) [**] has ever been commercialized by Infinity or any Infinity Related Party in such country, then the [**] that is commercialized by Infinity or any Infinity Related Party in such country shall be considered a Royalty-Bearing Product until the time, if any, that at least [**] have ever been commercialized by Infinity or any Infinity Related Party in such country, with the [**]; and

(iii) [**] have ever been commercialized by Infinity or any Infinity Related Party in such country, then the [**] that are commercialized by Infinity or any Infinity Related Party in such country shall be considered a Royalty-Bearing Product until the time, if any, that [**] have ever been commercialized by Infinity or any Infinity Related Party in such country, with the [**];

(b)	[**]; and

(c)	for clarity, in no event may [**].

“Royalty Term” shall have the meaning described in Section 9.2(a).

“Second Skipped Milestone Payment” shall have the meaning described in Section 8.2.

“Senior Officers” shall have the meaning described in Section 10.2(a)(ii)(B).

“[**]” means [**].

“[**]” means [**].

“[**]” means [**].

“Takeda” means Takeda America Holdings, Inc.

“Target” means PI3K d, PI3Kg or PI3K d/g.

“Target Inhibitor” means any Compound which meets the criteria described in Exhibit 4.

“Term” shall have the meaning described in Section 14.1.

“Territory” means worldwide.

“The Regents” means The Regents of the University of California.

“Third Party” means any Person other than Infinity or Intellikine or an Affiliate of Infinity or Intellikine.

“Third Party Infringement” shall have the meaning described in Section 10.3(a).

“UCSF Agreement” means the Exclusive License Agreement, dated as of August 10, 2007, as amended March 13, 2009 and July 8, 2009, between The Regents and Intellikine, as may be amended from time to time as contemplated by Section 2.6(c) but subject to Section 16.4(a).

“UCSF Intellectual Property” means the UCSF Know-How and UCSF Patent Rights.

“UCSF Know-How” means the Know-How licensed to Intellikine under the UCSF Agreement.

“UCSF Other Patent Rights” means the Patent Rights licensed to Intellikine under the UCSF Agreement listed on Exhibit 2-B (and for the sake of clarity, all Patent Rights arising in the course of prosecution and maintenance of such Patent Rights).

“UCSF Patent Rights” means the Patent Rights licensed to Intellikine under the UCSF Agreement listed on Exhibit 2-A (and for the sake of clarity, all Patent Rights arising in the course of prosecution and maintenance of such Patent Rights).

“UCSF Sublicense Option” shall have the meaning described in Section 2.6(b).

“UCSF Sublicense Option Period” shall have the meaning described in Section 2.6(b).

“United States” or “U.S.” means the United States of America and its territories and possessions.

“Valid Claim” means a claim of any issued, unexpired patent within the Intellikine Patents, the Navy Patent Rights (following the exercise of the Navy Sublicense Option and during the term of the sublicense granted to Infinity pursuant to Section 2.1(b)), the UCSF Patent Rights (following the exercise of the UCSF Sublicense Option and during the term of the sublicense granted to Infinity pursuant to Section 2.1(c)) or the Infinity Patents (including for clarity any of the Intellikine Program Patents or Joint Patents), that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

“Valid In-Licensed Claim” means a claim of any issued, unexpired patent within the In-Licensed Patents, that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

“[**]” means [**].

1.2	Interpretations. In this Agreement, unless the context requires otherwise:

(a)	the headings are included for convenience only and shall not affect its construction;

(b)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(c)	references to the word “include” and “including” shall mean includes and including without limitation;

(d)	a Party includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking;

(e)	any reference to an enactment or statutory provision is a reference to it as it has been amended, modified, consolidated or re-enacted as of the relevant time;

(f)	general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things; and

(g)	to distinguish between research and development of a Compound, “research” means, with respect to a Compound, activities prior to the initiation of the first IND-enabling cGLP toxicology study for such Compound, and “develop” or “development” means with respect to a Compound, activities starting with the initiation of the first IND-enabling cGLP toxicology study for such Compound, but, for clarity, excluding commercialization.

2.	GRANT OF LICENSES AND OTHER RIGHTS

2.1	License Grant to Infinity.

(a)	Subject to the terms and conditions of this Agreement, Intellikine hereby grants Infinity an exclusive, sublicensable (subject to Section 3.1), transferrable (in accordance with Section 18.1) license under the Intellikine Intellectual Property, the Intellikine Additional Patents and the Intellikine Other Technology to develop and have developed (which includes non-clinical activities to support development), manufacture, have manufactured, use, sell, offer to sell, otherwise commercialize and import Licensed Compounds and Products in the Field in the Territory during the Term (or thereafter, in accordance with Section 15.1(b)).

(b)

Effective upon Infinity’s exercise of the Navy Sublicense Option pursuant to Section 2.6(a) and subject to the terms and conditions of this Agreement (including Exhibit 7(A) with respect to the Navy Agreement) and the Navy Agreement, Intellikine shall, and hereby does (effective only and automatically upon such exercise), grant Infinity an exclusive, sublicensable (subject to Section 3.1), transferrable (in accordance with Section 18.1) sublicense under the Navy

Patent Rights to manufacture, have manufactured, use, sell, offer to sell, otherwise dispose of in accordance with law and import Licensed Compounds and Products in the Field in the Territory during the Term (or the term of the Navy Agreement if such term ends prior to the Term).

(c)	Effective upon Infinity’s exercise of the UCSF Sublicense Option pursuant to Section 2.6(b) and subject to the terms and conditions of this Agreement (including Exhibit 7(B) with respect to the UCSF Agreement) and the UCSF Agreement, Intellikine shall, and hereby does (effective only and automatically upon such exercise), grant Infinity (i) an exclusive, sublicensable (subject to Section 3.1), transferrable (in accordance with Section 18.1) sublicense under the UCSF Patent Rights and (ii) a non-exclusive, sublicenseable (subject to Section 3.1) sublicense under the UCSF Other Patent Rights and the UCSF Know-How, in each case to manufacture, have manufactured, use, Sell (as defined in the UCSF Agreement), offer to Sell (as defined in the UCSF Agreement), otherwise commercialize and import Licensed Compounds and Products in the Field in the Territory during the Term (or the term of the UCSF Agreement if such term ends prior to the Term).

(d)	Subject to the terms and conditions of this Agreement, Intellikine hereby grants to Infinity a non-exclusive, transferrable (in accordance with Section 18.1), sublicensable (subject to Section 3.1) license (i) under the Intellikine Background Technology, Intellikine Intellectual Property, Intellikine Additional Patents and Intellikine Other Technology to research Compounds, (ii) under the Intellikine Background Technology to develop and have developed (which includes non-clinical activities to support development) Licensed Compounds and Products in the Field during the Term, and (iii) under the Intellikine Background Technology, to manufacture, have manufactured, use, sell, offer to sell, otherwise commercialize and import Licensed Compounds and Products in the Field during the Term; provided, however, that the license under clause (i) shall be exclusive with respect to any Licensed Compound (A) from and after the Effective Date, with respect to any Licensed Compound specified as a Development Candidate in Section 5.1, and (B) with respect to any other Licensed Compound, only on and after the date on which such Infinity has provided Intellikine with written notice of such Licensed Compound’s designation as a Development Candidate pursuant to Section 5.1.

2.2	No License Grant to Intellikine. Neither Intellikine nor any of Intellikine’s Affiliates or Third Party subcontractors shall have any rights under the Infinity Intellectual Property to conduct any research, development or commercialization activities except as expressly provided in Article 15, if applicable.

2.3

Exclusivity of License. Except to the extent necessary to enable Intellikine to exercise its rights or perform its obligations under this Agreement, the term “exclusive” for the purposes of Section 2.1(a), (b), (c) and (d) means to the exclusion of all others, including Intellikine and its Affiliates; provided, that, if at any time Intellikine’s license under the

UCSF Patent Rights becomes non-exclusive pursuant to Section 10.8 of the UCSF Agreement, the UCSF Sublicense Option shall be modified to reflect that such option is with respect to a non-exclusive license and any sublicense under the UCSF Patent Rights granted to Infinity under Section 2.1(c) shall automatically become non-exclusive (but the sublicense granted by Intellikine to Infinity under the UCSF Patent Rights shall be exclusive as between Intellikine and Infinity to the fullest extent possible, and Intellikine shall not grant any other sublicenses under the UCSF Patent Rights to manufacture, have manufactured, use, Sell (as defined in Exhibit 7(B)), offer to Sell (as defined in Exhibit 7(B)), otherwise commercialize and import Licensed Compounds and Products in the Field in the Territory).

2.4	Intentionally Omitted

2.5

Reservation of Rights. Subject to the licenses and, as applicable, sublicenses granted to each Party and the other terms and conditions of this Agreement (including, for the sake of clarity, the provisions of Section 11), and the Navy Agreement and UCSF Agreement, as applicable, with respect to the Navy Patent Rights, the UCSF Other Patent Rights and the UCSF Intellectual Property, respectively, (a) Intellikine will retain all rights under the Intellikine Intellectual Property, Intellikine Additional Patents, Intellikine Background Technology, Intellikine Other Technology, Navy Patent Rights, UCSF Other Patent Rights and UCSF Intellectual Property that are not expressly licensed or sublicensed to Infinity, including Intellikine’s retained rights to (i) develop, have developed, manufacture, have manufactured, use, sell, offer to sell, otherwise commercialize and import all Compounds and products containing or comprising any such Compound, which Compounds and products are not Licensed Compounds or Products, and (ii) research all Compounds other than Licensed Compounds which are subject to the exclusive research rights granted to Infinity under Section 2.1(d); and Infinity agrees not to practice any Intellikine Intellectual Property, Intellikine Additional Patents, Intellikine Background Technology, Intellikine Other Technology, Navy Patent Rights, UCSF Other Patent Rights and UCSF Intellectual Property except pursuant to the licenses and sublicenses expressly granted to Infinity in this Agreement (it being agreed that no such license or sublicense grants any right to research, develop, have developed, manufacture, have manufactured, use, sell, offer to sell, otherwise commercialize and/or import any Compounds and products containing or comprising any such Compound, other than Licensed Compounds and Products to the extent set forth herein), and (b) Infinity will retain all rights under the Infinity Intellectual Property that are not expressly licensed to Intellikine, including Infinity’s retained rights (1) to research, develop, have developed, manufacture, have manufactured, use, sell, offer to sell, otherwise commercialize and import all Licensed Compounds and Products, and (2) to research, develop, have developed, manufacture, have manufactured, use, sell, offer to sell, otherwise commercialize and import all Compounds and products containing or comprising any such Compound, which Compounds and products are not Licensed Compounds or Products, and Intellikine agrees not to practice any Infinity Intellectual Property except pursuant to the licenses expressly granted to Intellikine in this Agreement (it being agreed that no such license or sublicense grants any right to research, develop, have developed, manufacture, have manufactured, use, sell, offer to sell, otherwise commercialize and/or import any Compounds and products containing or comprising any such Compound, other than Licensed Compounds and Products to the extent set forth herein). For the avoidance of doubt: (i) all Intellikine Intellectual Property, Intellikine Additional Patents, Intellikine Background Technology, Intellikine Other Technology, Navy Patent Rights, UCSF Other Patent Rights and UCSF Intellectual Property shall remain the property of Intellikine and, except as set forth in Section 12.1, shall be considered Confidential Information of Intellikine; and (ii) all Infinity Intellectual Property, Joint Know-How, Joint Patents, Intellikine Program Inventions and Intellikine Program Patents shall remain the property of Infinity and, except as set forth in Section 12.1, shall be considered Confidential Information of Infinity. No right or license under any Patent Rights or Know-How of either Party is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

2.6	Sublicense Options.

(a)

Navy. Subject to the terms and conditions of this Agreement, Intellikine hereby grants to Infinity the exclusive option to obtain from Intellikine the sublicense under the Navy Patent Rights provided in Section 2.1(b), subject to and effective only upon the prior written consent of Navy (the “Navy Sublicense Option”). Infinity may exercise the Navy Sublicense Option upon written notice to Intellikine at any time during the period from the Original Effective Date until the earlier to occur of (x) [**] or (y) the expiration or termination of the license to the Navy Patent Rights under the Navy Agreement (the “Navy Sublicense Option Period”); provided that (a) Infinity will not be deemed to have been exercised the Navy Sublicense Option until Navy consents to the sublicense to Infinity of the Navy Patent Rights; provided, however, that, as long as Infinity has issued the written notice of exercise to Intellikine during the Navy Sublicense Option Period, then Infinity will be deemed to have exercised the Navy Sublicense Option immediately upon such consent from Navy, even if such consent is granted after the Navy Sublicense Option Period; and (b) if Intellikine intends to terminate its license under the Navy Patent Rights, Intellikine will give Infinity [**] days’ prior written notice of any such proposed termination so that Infinity may exercise the Navy Sublicense Option prior to such proposed termination, and if Infinity issues to Intellikine a written notice to exercise the Navy Sublicense Option prior to such proposed termination, Intellikine will not proceed with such termination. Upon exercise of the Navy Sublicense Option in accordance herewith (i) the sublicense under the Navy Patent Rights granted under Section 2.1(b) shall immediately become effective and (ii) Infinity shall comply, and shall cause any Infinity Related Parties who are sublicensed under the Navy Patent Rights to comply, with the applicable terms and conditions of the Navy Agreement, including the terms and conditions set forth in Exhibit 7(A), subject to any amendment to the Navy Agreement as contemplated by Section 2.6(c), with respect to the Navy Patent Rights and any Products that are covered by the Navy Patent Rights. If Infinity does not issue to Intellikine a written notice to exercise the Navy Sublicense Option during the Navy Sublicense Option Period, then the Navy Sublicense

Option shall terminate and Infinity shall have no rights, and Intellikine shall have no obligations to Infinity, with respect to the Navy Agreement. At Infinity’s request, Intellikine shall use reasonable efforts, at Infinity’s expense, to seek the consent of Navy to any sublicense under the Navy Patent Rights to Infinity or its Affiliates, as designated by Infinity.

(b)	UCSF. Subject to the terms and conditions of this Agreement, Intellikine hereby grants to Infinity the exclusive option to obtain from Intellikine the sublicense under the UCSF Patent Rights, UCSF Know-How and UCSF Other Patent Rights provided in Section 2.1(c) (the “UCSF Sublicense Option”). Infinity may exercise the UCSF Sublicense Option upon written notice to Intellikine at any time during the period from the Original Effective Date until the earlier to occur of (x) [**] or (y) the expiration or termination of the license to the UCSF Patent Rights under the UCSF Agreement (the “UCSF Sublicense Option Period”); provided that if Intellikine intends to terminate its license under the UCSF Patent Rights, Intellikine will give Infinity [**] days’ prior written notice of any such proposed termination so that Infinity may exercise the UCSF Sublicense Option prior to such proposed termination, and if Infinity exercises the UCSF Sublicense Option prior to such proposed termination, Intellikine will not proceed with such termination. Upon exercise of the UCSF Sublicense Option in accordance herewith (i) the sublicense under the UCSF Intellectual Property and UCSF Other Patent Rights granted under Section 2.1(c) shall immediately become effective and (ii) Infinity shall comply, and shall cause any Infinity Related Parties who are sublicensed under the UCSF Intellectual Property or the UCSF Other Patent Rights to comply, with the applicable terms and conditions of the UCSF Agreement, including the terms and conditions set forth in Exhibit 7(B), subject to any amendment to the UCSF Agreement as contemplated by Section 2.6(c), with respect to the UCSF Intellectual Property or the UCSF Other Patent Rights and any Licensed Compounds and Products that are covered by the UCSF Intellectual Property or the UCSF Other Patent Rights. If Infinity does not exercise the UCSF Sublicense Option during the UCSF Sublicense Option Period, then the UCSF Sublicense Option shall terminate and Infinity shall have no rights, and Intellikine shall have no obligations to Infinity, with respect to the UCSF Agreement.

(c)

During the Navy Sublicense Option Period or UCSF Sublicense Option Period and prior to Infinity’s exercise of, respectively, the Navy Sublicense Option or the UCSF Sublicense Option, to the extent that any conflicts exist between the obligations set forth in Exhibit 7(A) or Exhibit 7(B), respectively, and the terms of any agreement between Infinity and any Third Party to whom Infinity intends to sublicense the Navy Patent Rights or the UCSF Intellectual Property and UCSF Other Patent Rights, respectively, (i) Intellikine shall, at the reasonable request of Infinity and at Infinity’s expense, use commercially reasonable efforts to negotiate such amendments to, as applicable, the Navy Agreement or the UCSF Agreement, respectively, and (ii) Infinity shall, at the reasonable request of Intellikine and at Infinity’s expense, use commercially reasonable efforts to negotiate such amendments to, as applicable, such other agreement, in each case of clauses (i) and (ii) as Intellikine and Infinity may reasonably agree. Notwithstanding anything to the contrary in Section 2.1(b) or 2.1(c), upon Infinity’s request at the time of the exercise of the Navy Sublicense Option or the UCSF Sublicense Option, as applicable, the sublicense granted by Intellikine pursuant to Section 2.1(b) or 2.1(c) shall be granted on a territory-by-territory basis to Infinity or its Affiliates, as designated by Infinity, in lieu of the sublicense under Section 2.1(b) or 2.1(c), as applicable, but shall otherwise be treated as if such sublicense had been granted under this Agreement and shall be subject to all terms and conditions of this Agreement, and in the case of the Navy Agreement, subject to and effectively only upon obtaining the prior written consent of Navy.

2.7	Protection of Interests Under Owned IP.

(a)	With respect to any Infinity Patent that is or was Controlled by Infinity or any of its Affiliates at any time between the Original Effective Date or thereafter during the Term, such Infinity Patent shall still be considered an Infinity Patent for purposes of the determination of the relevant Royalty Term for Royalties calculations if the ownership of such Infinity Patent, or the license agreement pursuant to which Infinity or any of its Affiliates Controlled such Infinity Patent, is assigned to or among Infinity, its Affiliates or a Third Party.

(b)	With respect to any Intellikine Intellectual Property, Intellikine Additional Patents, Intellikine Background Technology or Intellikine Other Technology that is or was owned or Controlled by Intellikine or (to the extent set forth in the relevant definition of such intellectual property) any of its Affiliates, at any time between the Original Effective Date or thereafter during the Term (or the relevant period set forth in the relevant definition of such intellectual property), such intellectual property shall still be considered included in the relevant definitions of intellectual property for purposes of the licenses and related prosecution, maintenance and enforcement rights granted to Infinity hereunder if the ownership of such intellectual property, or the license agreement pursuant to which Intellikine or its relevant Affiliate Controlled such intellectual property, is assigned to or among Intellikine, its Affiliates or a Third Party.

3.	SUBLICENSING

3.1	By Infinity. Infinity shall have the right to grant sublicenses of the rights granted to it under Section 2.1(a), (b), (c) and (d) of this Agreement to its Affiliates or any Third Party, through multiple tiers (with respect to Section 2.1(b) and (c) only to the extent permitted under the Navy Agreement and UCSF Agreement, respectively), provided that:

(a)	Intentionally Omitted;

(b)	any sublicense agreement shall be in writing and shall be consistent with the relevant restrictions and limitations set forth in this Agreement;

(c)	any such sublicense agreement shall provide for the termination of the sublicense upon termination of this Agreement (except as provided in Section 15.1(b)), except that any such sublicense of the rights granted under Section 2.1 to a Third Party to develop or commercialize Licensed Compounds or Products shall not terminate upon termination of this Agreement but instead shall remain in full force and effect if the sublicensee is not then in material breach of its sublicense agreement and such sublicensee provides to Intellikine within thirty (30) days after termination of this Agreement a written agreement to be bound as licensee under the terms and conditions of this Agreement as to the field and territory in which such sublicensee has been granted rights under its sublicense agreement; and

(d)	Infinity shall be liable for the failure of its sublicensees to comply with the relevant obligations under this Agreement and shall, at its own cost, use Diligent Efforts to enforce compliance by its sublicensees with the terms of the sublicense agreement.

3.2	Intentionally Omitted

3.3	Subcontracting. Infinity may subcontract the performance of research, development, manufacturing and commercialization activities with respect to Licensed Compounds or Products to Affiliates or Third Parties at its discretion.

4.	GOVERNANCE

4.1	General. The Parties acknowledge and agree that pursuant to this Agreement, Infinity is undertaking the responsibility for the research, development and commercialization of the Licensed Compounds and Products.

5.	RESEARCH AND DEVELOPMENT

5.1	Development Candidate Designation. The Parties acknowledge and agree that, as of the Effective Date, IPI145 and IPI443 are Licensed Compounds and Development Candidates. Infinity may, in its discretion, provide to Intellikine’s in-house patent counsel a written notice of the chemical structure for any Licensed Compound following the date on which such Licensed Compound becomes a Development Candidate. Intellikine’s patent counsel may disclose such information pursuant to the last sentence of Section 12.1 solely on a need-to-know basis to Intellikine’s and its Affiliates’ employees, agents, contractors, consultants and advisers who need to know in order to respect the research exclusivity granted to Infinity pursuant to Section 2.1(d).

5.2	Intellikine Know-How. During the Term, Intellikine will provide to Infinity such Intellikine Know-How, Intellikine Background Know-How and Intellikine Other Know-How as is reasonably requested by Infinity or which Intellikine reasonably believes is necessary or useful, in either case for Infinity to research, develop, have developed, manufacture, have manufactured, use, and import Licensed Compounds and Products and sell and offer to sell Products (including Licensed Compounds included therein), in each case in the Field in the Territory.

5.3	Intentionally Omitted

5.4	Intentionally Omitted

5.5	Research Funding. Intellikine hereby acknowledges that all Out-of-Pocket Expenses and FTE Costs (each as defined in the Original Agreement) owed to Intellikine by Infinity under the Original Agreement with respect to activities conducted by Intellikine under the Research Program or the Development Program (as defined in the Original Agreement) have been paid in full.

5.6	Development. Subject to the terms and conditions of this Agreement, Infinity (itself or through the Infinity Related Parties), will use Diligent Efforts to develop at least two (2) Products. Infinity’s Diligent Efforts to develop the Licensed Compounds and Products will include demonstration that it and Infinity Related Parties, collectively, have made at least the [**] at least two (2) Products, except that [**]:

Relevant Period	[**]

[**]	[**]

[**]	[**]

[**]	[**]

For the sake of clarity, [**] with respect to the development of the relevant Products from and after the Original Effective Date, [**] relevant period.

[**], if during the period that [**], the conditions and considerations described in the definition of “Diligent Efforts” with respect to such Product [**] of Infinity’s Diligent Efforts to develop such Product.

Infinity will be responsible for all costs of development of Licensed Compounds and Products in the Field in the Territory.

5.7	Intentionally Omitted

5.8	Intentionally Omitted

5.9

Regulatory. All regulatory filings submitted in connection with testing, or obtaining Marketing Authorizations to market, a Licensed Compound or Product in the Field, including all IND, MAA and NDA submissions and other regulatory filings and Pricing and Reimbursement Approvals relating to the Licensed Compounds and Products, shall be owned by and submitted by and in the name and at the sole expense of Infinity, an

Infinity Related Party or a subcontractor. Intellikine will reasonably cooperate with and provide reasonable assistance to Infinity, at Infinity’s expense for Intellikine’s Out-of-Pocket Expenses, in connection with filings to any Regulatory Authority relating to the Licensed Compounds or Products in the Field, including by executing any required documents, or providing copies of all reasonably required documentation.

5.10	Progress Reports. Infinity shall submit [**], summarizing Infinity’s (and its Affiliates’ and (sub)licensees’) activities related to the development of each Product in the Field, including development activities and Milestone Events achieved and an overview of future development activities reasonably contemplated, including anticipated timelines for achievement of Milestone Events, the status of obtaining Marketing Authorization for each of the United States, Europe and Japan, and planning for commercialization in such territories; provided, however, that the report [**]. Such reports shall be submitted, with respect to activities for the United States, until first Commercial Sale of such Product in the United States, and with respect to activities for countries or regions outside the United States, until first Commercial Sale of such Product in any country outside the United States.

5.11	Manufacturing. Infinity will have the exclusive right to, and have the responsibility to, at its sole expense, manufacture and supply (or to have manufactured and supplied) Licensed Compounds and Products being developed or commercialized under this Agreement. Infinity may subcontract or sublicense the manufacture or supply of the Licensed Compounds or Products to Affiliates or Third Parties in accordance with Sections 3.1 or 3.3.

6.	COMMERCIALIZATION

6.1	Commercialization. Infinity will have the exclusive right to, and have the responsibility to, at its sole expense, conduct all aspects of worldwide commercialization of the Products in the Field, including planning, implementation, setting the price and establishing the distribution channel.

6.2	Infinity Responsibility. Infinity shall itself or through the Infinity Related Parties, at its sole cost use Diligent Efforts to (a) prepare, file, prosecute and maintain all applications for Marketing Authorization for the marketing, use, promotion, import, sale, distribution or commercialization of at least two (2) Products in the Field in the Territory and (b) commercialize such Products which receive Marketing Authorization in the Field in the Territory.

6.3

Lack of Diligence. In the event that Infinity (i) fails to use or continue to use Diligent Efforts to develop and commercialize Licensed Compounds and Products as described in Sections 5.6 and 6.2, or (ii) notifies Intellikine that it will not conduct further development or commercialization with respect to all Licensed Compounds or Products, then Intellikine may terminate this Agreement, upon written notice to Infinity, provided that Infinity will have a period of [**] following receipt of such notice to demonstrate to Intellikine’s reasonable satisfaction that it has not failed to use or continue to use or to initiate Diligent Efforts in accordance with Sections 5.6 and 6.2, and any termination shall be subject to Section 14.2(b) as if such termination by Intellikine was effected under Section 14.2(a) for a material breach by Infinity.

6.4	Progress Reports. Within [**], Infinity shall provide a [**], for the relevant [**] of anticipated [**] and anticipated [**]; provided, however, that, if [**], the first such [**] shall cover [**]. By way of example and without limitation, if [**], the first such [**] shall be due by [**].

7.	Intentionally Omitted

8.	FINANCIAL PROVISIONS

8.1	Upfront Payment; Option Payment.

(a)	The Parties agree and acknowledge that the amounts in Section 8.1(a) of the Original Agreement were paid.

(b)	In consideration of the Navy Sublicense Option and the UCSF Sublicense Option, [**], respectively, within thirty (30) days after the date of invoice for such expenses.

8.2	Milestone Payments. In consideration of the granting of the licenses, sublicenses and rights to Infinity hereunder, after the achievement by or on behalf of Infinity or any Infinity Related Party of each Milestone Event identified in Exhibit 3, Infinity will make the corresponding non-refundable, non-creditable Milestone Payment. For the avoidance of doubt, none of the Milestone Payments shall be payable more than once, and should a Product be replaced by another Product, no additional Milestone Payments shall be due for Milestone Events achieved by the replacement Product for which corresponding Milestone Payments were previously made to Intellikine with respect to such replaced Product. If, at any time, the achievement of any of the Milestone Events in row 5, 8 or 11 of Exhibit 3 has occurred with respect to which a payment is due under Column C of Exhibit 3, and any of the Milestone Payments in row 2, 3 or 4 of Exhibit 3 have not been due or been paid under Column C of Exhibit 3 (each, a “First Skipped Milestone Payment”), then each such First Skipped Milestone Payment shall become due and payable concurrently with the Milestone Payment for such achieved Milestone Event. If, at any time, the achievement of any of Milestone Events in row 5, 8 or 11 of Exhibit 3 has occurred with respect to which a payment is due under Column D of Exhibit 3, and any of the Milestone Payments in row 2, 3 or 4 of Exhibit 3 have not been due or been paid under Column D of Exhibit 3 (each, a “Second Skipped Milestone Payment”), then each such Second Skipped Milestone Payment shall become due and payable concurrently with the Milestone Payment for such achieved Milestone Event.

8.3

Royalty Payments. In consideration of the granting of the licenses and rights to Infinity hereunder, Infinity will pay Royalties to Intellikine, on a Royalty-Bearing Product-by-Royalty-Bearing Product basis, on annual Net Sales of Royalty-Bearing Products at the applicable rates set forth below, subject to Sections 8.4 and 9.2. For the avoidance of doubt, Royalties shall be payable only once with respect to the same unit of Royalty-Bearing Product.

Annual Net Sales of each Royalty-Bearing Product in the United States	Royalty Rate

[**]	7%

[**]	8%

[**]	10%

[**]	11%

Annual Net Sales of each Royalty-Bearing Product outside the United States	Royalty Rate

[**]	7%

[**]	8%

[**]	10%

[**]	11%

Notwithstanding anything to the contrary herein, with respect to a [**], (a) Royalties shall only be due as set forth herein if, as of the relevant time (if any) that Royalties would be due to Intellikine with respect to such [**].

8.4	Third Party Obligations.

(a)

Except as provided in the subsequent sentence and in Section 8.4(b), Infinity and the Infinity Related Parties shall be responsible, at their own expense, for obtaining any required licenses from a Third Party to Patent Rights, that, in the absence of such license, would be infringed by the manufacture, use, offer for sale, sale or import of a particular Product in a particular country. In the event that Infinity or an Infinity Related Party (i) reasonably determines in good faith that, in order to avoid infringement of any patent not licensed hereunder, it is required to obtain a license from a Third Party to any Patent Right that, in the absence of such license, would be infringed by the manufacture, use, offer for sale, sale or import of such Product in a particular country (including in connection with the settlement of a patent infringement claim), (ii) shall be subject to a final court or other binding order or ruling requiring any payments, including the payment of a royalty to a Third Party patent holder in respect of future sales of any Product in a country in the Territory, or (iii) makes any payment of license fees, milestone payments and/or royalties with respect to a sublicense under Research Agreement Intellectual Property, as applicable, then Infinity may deduct fifty percent (50%) of the amount paid by Infinity or an Infinity Related Party to such Third Party that is reasonably and appropriately allocable to such Product against Royalties due to Intellikine by Infinity with respect to such Product in such country in any Calendar Quarter; provided, however, that in no event will the deduction under this Section 8.4(a) and any adjustment under Section 9.2(c)(i) cause the Royalties due to Intellikine in such Calendar Quarter with respect to such Product in such country to be less than fifty percent (50%) of the Royalties calculated under Section 8.3 without any such deduction and/or adjustment.

(b)	Intellikine will be responsible for royalty obligations and all other payments, including milestones, sublicense income and patent prosecution and enforcement payments (except as provided in Section 8.1(b)), to license the Navy Patent Rights under the Navy Agreement, to license the UCSF Intellectual Property and UCSF Other Patent Rights under the UCSF Agreement, and to license or obtain rights under any other Patent Rights or Know-How included in the Intellikine Intellectual Property, Intellikine Background Technology or Intellikine Other Technology (but not under Research Agreement Intellectual Property); provided, however, that, if Infinity does not exercise the Navy Sublicense Option or the UCSF Sublicense Option under Section 2.6(a) or 2.6(b), respectively, then Infinity shall be responsible, at its own expense, for obtaining any required licenses from Navy or UCSF, as applicable, and if Infinity so obtains a license from Navy under the Navy Patent Rights and/or UCSF under the UCSF Patent Rights or UCSF Other Patent Rights, the provisions of Section 8.4(a) shall not apply with respect to any payments to Navy and/or UCSF under any such license.

(c)	To the extent required under any license agreement pursuant to which a Third Party licenses intellectual property to a Party in respect of the Products, either Party may disclose to the Third Party information regarding the development status and Net Sales of the Products which are the subject of such license agreement; provided, however, that such disclosure is limited to the amount required under the license agreement and is subject to confidentiality undertakings with respect to the information at least as restrictive as the terms of this Agreement.

8.5	Milestone Payment Acknowledgments. The Parties acknowledge and agree that as of the Effective Date, Infinity has paid the following Milestone Payments, each as described in Exhibit 3: (a) Milestone Payment in row 1, Column C of Exhibit 3 of one million dollars (US$1,000,000) for the achievement of “the initiation of the first IND-enabling cGLP toxicology study for a Licensed Compound (other than INK1197)”; (b) Milestone Payment in row 2, Column C of Exhibit 3 of three million dollars (US$3,000,000) for the achievement of “first patient, first visit in a Phase I Study”; and (c) Milestone Payment in row 2, Column D of Exhibit 3 of one million dollars (US$1,000,000) for the achievement of “first patient, first visit in a Phase I Study”.

8.6	Release Payment. Infinity will make the following payments, which, along with other amendments from the Original Agreement reflected in this Agreement, are in consideration for the termination of the Released Oncology Rights:

(a)	Upon the Effective Date, five million dollars (US$5,000,000), representing Milestone Payment in row 3, Column C of Exhibit 3, for the achievement of “first patient, first visit in a Phase II Study”; and

(b)	A non-refundable total payment of fifteen million dollars (US$15,000,000) (the “Release Payment”), to be paid in three (3) annual installments as follows:

Upon Effective Date	US$	1,666,666

On or before January 2, 2014	US$	6,666,667

On or before January 2, 2015	US$	6,666,667

Aggregate Release Payment	US$	15,000,000

9.	REPORTS AND PAYMENT TERMS

9.1	Payment Terms.

(a)	Infinity shall provide Intellikine with written notice of the achievement of a Milestone Event for which a payment would be due under Column C or Column D of Exhibit 3 and make payment of the corresponding Milestone Payment within thirty (30) days after Infinity becomes aware of such achievement.

(b)	During the Term, following the Launch of a Product, Infinity shall furnish to Intellikine a quarterly reasonably detailed written accounting of Net Sales of each Royalty-Bearing Product, [**], for the Calendar Quarter in sufficient detail to permit confirmation of the accuracy of the Royalties paid. Such reports shall be due on the [**] day following the end of each Calendar Quarter. Royalties shown to have accrued by each report shall be due and payable on the date such report is due. Such report shall also identify the date of first Commercial Sale of each Royalty-Bearing Product in each country. Any reports provided under this Section 9.1(b) shall be deemed the Confidential Information of Infinity.

9.2	Royalty Term.

(a)

Royalty Term. Subject to clauses (a)-(c) in the definition of “Royalty-Bearing Product”, Royalties will be payable on a Royalty-Bearing Product-by Royalty-Bearing Product and country-by-country basis until the latest of (i) the expiration of the last to expire Valid Claim or [**] claiming the composition or method of manufacture or use of such Product (or any Licensed Compound therein) in such country, (ii) the expiration of the last to expire Valid Claim or [**] covering the manufacture in the country of actual manufacture of such Product (or any Licensed Compound therein), (iii) the expiration of any Regulatory Exclusivity with respect to such Product in such country, and (iv) [**] (“Royalty Term”).

(b)	Paid Up License Following Royalty Term. Following the Royalty Term on a Royalty-Bearing Product-by-Royalty-Bearing Product and country-by-country basis, Infinity’s licenses with respect to such Royalty-Bearing Product shall continue in effect, but become fully paid-up, royalty-free, non-exclusive (but remain sublicenseable) and transferrable (in accordance with Section 18.1) and shall become perpetual and irrevocable upon expiration of this Agreement or termination of this Agreement by Infinity under Section 14.2; provided, however, that, following the Royalty Terms with respect to all Royalty-Bearing Products, on a country-by-country basis, Infinity’s licenses with respect to all Licensed Compounds and Products shall continue in effect, but become fully paid-up, royalty-free, non-exclusive (but remain sublicenseable) and transferrable (in accordance with Section 18.1) and shall become perpetual and irrevocable upon expiration of this Agreement or termination of this Agreement by Infinity under Section 14.2.

(c)	Adjustment in Royalty Under Certain Circumstances. On a Product-by-Product and country-by-country basis, (i) if the sole basis for the continuance of a Royalty Term is [**], the applicable royalty under Section 8.3 shall be [**], the applicable royalty under Section 8.3 shall be [**]; provided, however, that in no event will any adjustment under Section 9.2(c)(i) and any reduction under Section 8.4(a) cause the Royalties due to Intellikine in such Calendar Quarter with respect to such Product in such country to be less than fifty percent (50%) of the Royalties calculated under Section 8.3 without any such adjustment and/or deduction.

(d)	Notwithstanding anything to the contrary herein, Infinity shall have no obligation to pay Royalties on Products other than the Royalty-Bearing Products, on a country-by-country basis.

9.3	Currency. All payments under this Agreement shall be payable in US dollars. When conversion of payments from any foreign currency is required in connection with the payment of any Royalties under this Agreement, such conversion shall be made using either (a) the exchange rate used by Infinity or, as applicable, an Infinity Related Party, in its worldwide accounting system for the Calendar Quarter to which such payments relate or (b) the applicable currency conversion rate as published in The Wall Street Journal, Eastern Edition, on the last Business Day of the applicable Calendar Quarter in which such sales were made.

9.4

Taxes. Intellikine will be responsible for paying any and all taxes levied on account of any payments made to it under this Agreement. If any taxes imposed upon payments due to Intellikine under this Agreement are required to be withheld by Infinity, Infinity will

(a) deduct such taxes from the payment made to Intellikine, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to Intellikine and certify its receipt by the taxing authority promptly following such payment. Each Party shall provide reasonable assistance to the other Party in minimizing or claiming exemptions from, or refunds of, any such applicable withholding taxes, upon the other Party’s written request.

9.5	Records and Audit Rights.

(a)	Each Party (the “Paying Party”) shall keep and cause its applicable Affiliates to keep (and, in the case of Infinity, Infinity shall cause the Infinity Related Parties to keep) complete, true and accurate books and records in accordance with its Accounting Standards in sufficient detail for the other Party (the “Paid Party”) to determine the payments due and costs incurred under this Agreement, including the Royalties. Each Paying Party will keep such books and records for at least three (3) years following the date of the payment to which they pertain.

(b)	Upon the written request of the Paid Party and not more than once in each calendar year, the Paying Party shall permit an independent certified public accounting firm of nationally recognized standing selected by the Paid Party and reasonably acceptable to the Paying Party to have access during normal business hours to such of the records of the Paying Party and its applicable Affiliates (and, as applicable, the Infinity Related Parties) as may be reasonably necessary to verify the accuracy of the payments due and costs incurred under this Agreement, including the royalty reports under this Agreement, for any period ending not more than three (3) years prior to the date of such request. The accounting firm shall disclose to the Paid Party only whether the payments due and costs incurred, including any payment reports (as applicable), are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to the Paid Party without the prior consent of the Paying Party unless disclosure is required by law, regulation or judicial order. If the Paid Party determines that disclosure is required by law, regulation or judicial order, it shall, if permitted, give the Paying Party prior notice thereof reasonably sufficient for the Paying Party to seek a protective order against or limiting such disclosure. The Paying Party is entitled to require the accounting firm to execute a reasonable confidentiality agreement prior to commencing any such audit.

(c)

The fees charged by such accounting firm shall be paid by the Paid Party; provided, however, that if the audit uncovers an underpayment by the Paying Party that exceeds five percent (5%) of the total payment owed, then the fees of such accounting firm shall be paid by the Paying Party unless the reason for such underpayment was a miscalculation on the part of the Paid Party. Any underpayments or unpaid amounts discovered by such audit or otherwise will be paid promptly by the Paying Party within thirty (30) days of the date the Paid Party delivers to the Paying Party such accounting firm’s written report, or as otherwise agreed upon by the Parties, plus interest calculated in accordance with

Section 9.7 unless the reason for such underpayment was a miscalculation on the part of the Paid Party. In the event of an overpayment by the Paying Party, the Paying Party shall be entitled to credit such overpayment against any subsequent payment due to the Paid Party under this Agreement.

9.6	Payment. Payments shall be made by electronic wire transfer of immediately available funds to the account of the Paid Party, as designated in writing to the Paying Party.

9.7	Late Payments. Subject to Section 9.5(c), interest shall be payable by the Paying Party on any amounts payable to the Paid Party under this Agreement which are not paid by the due date for payment. All interest shall accrue and be calculated on a daily basis (both before and after any judgment) at a rate per annum equal to three (3) percentage points above the then current “prime rate” in effect published in The Wall Street Journal, Eastern Edition (but in no event in excess of the maximum rate permissible under applicable law), for the period from the due date for payment until the date of actual payment. The payment of such interest shall not limit the Paid Party from exercising any other rights it may have as a consequence of the lateness of any payment.

9.8	Other. Notwithstanding any other provision of this Agreement, if at any time legal restrictions prevent the prompt remittance of part or all of the payments required hereunder in any country, payment shall be made through such lawful means or methods as the Parties may agree. The Parties hereby acknowledge that the value contributed by Intellikine to any Product developed and/or commercialized by or on behalf of Infinity and its Affiliates, licensees and sublicensees is the access to the Intellikine Intellectual Property and that the Milestone Payments described above in Article 8 will be payable by Infinity in accordance with the terms and conditions hereof regardless of whether or not a Product is covered by an Intellikine Patent or, as applicable, Navy Patent Right or UCSF Patent Right.

10.	INTELLECTUAL PROPERTY RIGHTS

10.1	Ownership of Inventions.

(a)

Ownership of all inventions arising from research, development or commercialization activities conducted by or on behalf of the Parties as contemplated by the Original Agreement or this Agreement, including Patent Rights and other intellectual property rights covering such inventions (collectively, “Inventions”), shall be as set forth in this Section 10.1. All Inventions made solely by employees, agents, contractors or consultants of Infinity or its Affiliates shall be owned by Infinity or its Affiliates. All Inventions made solely by employees, agents, contractors or consultants of Intellikine or Intellikine Program Affiliates shall be owned by Intellikine or its Affiliates; provided, however, that Intellikine, on behalf of itself and its Affiliates, shall, and hereby does, assign all of its and their right, title and interest in and to Intellikine Program Inventions and Intellikine Program Patents to Infinity. All Inventions made jointly by one or more employees, agents, contractors or consultants of

Intellikine or Intellikine Program Affiliates, on the one hand, and Infinity or its Affiliates, on the other hand, (such Inventions (other than the Patent Rights therein), “Joint Know-How”, and any Patent Rights included in such Inventions, “Joint Patents”), shall be owned by Infinity, and Intellikine, on behalf of itself and its Affiliates, shall, and hereby does, assign all of its and their right, title and interest in and to such Inventions to Infinity. At Infinity’s request, Intellikine shall, and shall cause its Affiliates and its and their employees and consultants to, execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign such Joint Know-How, Joint Patents, Intellikine Program Inventions and Intellikine Program Patents to Infinity. At Infinity’s request, and at Infinity’s expense with respect to Intellikine’s reasonable Out-of-Pocket Expenses, Intellikine shall, and shall cause its Affiliates to, assist Infinity in obtaining and maintaining Patent Rights or other rights in the United States and in any foreign country with respect to any such assigned Invention or Patent Right. At Infinity’s reasonable request (which shall not be unreasonably withheld or denied), and at Infinity’s expense with respect to Intellikine’s reasonable Out-of-Pocket Expenses, Intellikine shall, and shall cause its Affiliates to, reasonably assist Infinity as necessary in enforcing Patent Rights or other rights in the United States and in any foreign country with respect to any such assigned Invention or Patent Right. Determination of inventorship of Inventions shall be made in accordance with U.S. patent laws.

(b)	Intellikine’s rights in any Inventions, other than the Inventions assigned to Infinity pursuant to Section 10.1(a), shall be included in the Intellikine Intellectual Property for the purposes of this Agreement. Infinity’s rights in any Inventions, including its interest in any Inventions assigned to Infinity pursuant to Section 10.1(a), shall be included in the Infinity Intellectual Property for the purposes of this Agreement.

(c)	In the event of any disagreement between the Parties regarding the inventorship or ownership of any Invention, the Parties shall refer such dispute to a neutral Third Party patent attorney or other appropriately qualified person who is neither a current or former employee or director of, nor a current or former consultant or outside counsel to, either Party and who is mutually agreed upon by the Parties.

(d)	The provisions of Sections 10.2 through 10.7 are subject to the terms of any agreement pursuant to which a Third Party licensed any of the relevant Intellikine Patents to Intellikine. If Infinity exercises the Navy Sublicense Option or the UCSF Sublicense Option in accordance with Section 2.6(a) or 2.6(b), references in Sections 10.2 through 10.7 to Intellikine Patents will include the Navy Patent Rights or the UCSF Patent Rights (but not the UCSF Other Patent Rights), as applicable, subject to the rights of Navy under the Navy Agreement and to the rights of The Regents under the UCSF Agreement, respectively. Intellikine shall use reasonable efforts to cause such licensors to reasonably cooperate with Intellikine and Infinity with respect to such provisions and to join any suit brought by Infinity with respect to any Third Party Infringement.

10.2	Patent Prosecution.

(a)	Patent Committee.

(i)	Intellikine and Infinity will form a patent committee (“Patent Committee”) composed of one (1) representative from each Party and one (1) representative from each Party’s internal or outside patent counsel, as a forum to (A) keep Intellikine regularly and reasonably informed of the status of Intellikine Patents, and (B) provide Intellikine with copies of all substantive documentation submitted to, or received from, the patent offices in connection therewith. The Patent Committee shall meet as frequently as necessary for such purposes.

(ii)	Decisions of the Patent Committee shall be made by unanimous vote, with Infinity’s representatives to the Patent Committee collectively having one (1) vote and Intellikine’s representatives to the Patent Committee collectively having one (1) vote.

(A) In the event of a disagreement at the Patent Committee relating to a filing strategy or the prosecution or maintenance of [**].

(B) [**]; provided that Infinity shall not have power to resolve a dispute by unilaterally amending the terms of this Agreement or overriding Intellikine’s rights under this Agreement.

(iii)	To the extent that Intellikine wishes to have external patent counsel participate as one of its representatives on the Patent Committee, which counsel is not the then-current mutually acceptable outside patent counsel described in Section 10.2(b), Intellikine shall bear all expenses with respect to its external patent counsel’s participation as a representative on the Patent Committee.

(b)	Subject to Section 10.2(d), [**], at Infinity’s expense (which, with respect to Intellikine’s activities, shall be limited to Intellikine’s Out-of-Pocket Expenses), to file, prosecute and maintain the Intellikine Patents, using mutually acceptable outside patent counsel. As of the Effective Date, [**] are mutually acceptable to the Parties. Intellikine will assist Infinity in connection with the filing, prosecution and maintenance of the Intellikine Patents, including by providing access to relevant persons and executing all required documentation.

(c)	(i) Infinity will have the sole right to file, prosecute and maintain any Infinity Patents at its own expense. (ii) Intellikine will have the sole right to file, prosecute and maintain any Patents Rights within the Intellikine Additional Patents, the Intellikine Background Technology and the Intellikine Other Technology at its own expense. Intellikine will keep Infinity regularly and fully informed through the Patent Committee of the status of the patents and patent applications within the Intellikine Additional Patents, the Intellikine Background Technology and the Intellikine Other Technology.

(d)	In the event that (i) Infinity wishes to cease prosecution and/or maintenance of any Intellikine Patent in a country(ies) or (ii) Infinity does not wish to bear the costs with respect to the filing, prosecution or maintenance of an Intellikine Patent in a country(ies), Infinity shall provide Intellikine with prompt written notice thereof, and Intellikine shall have the right, in its discretion and at its own expense, to assume responsibility for the filing, prosecution and maintenance of such Intellikine Patent in such country(ies). If Intellikine assumes responsibility for the filing, prosecution and maintenance of such Intellikine Patent in such country(ies) or retains such responsibility, at its own expense, the license granted to Infinity under Section 2.1 under such Intellikine Patent in such country(ies) shall terminate. Infinity will provide such written notice to Intellikine in sufficient time (but no less than thirty (30) days before any statutory bar date) to permit Intellikine to file, prosecute or maintain such Intellikine Patent at its own expense.

10.3	Patent Infringement.

(a)	Each Party will promptly notify the other Party in writing of (i) any actual or threatened infringement or misappropriation by a Third Party of any Intellikine Patent or any Infinity Patent of which it becomes aware, as a result of such Third Party’s research, development, manufacture, use, sale, offer for sale, other commercialization or importation of Licensed Compounds or Products in the Field in the Territory, including any certification filed by a Third Party pursuant to 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) or any notice under comparable U.S. or foreign law (a “Paragraph IV Certification”), which references the foregoing; or (ii) an actual or threatened challenge to any Intellikine Patent or Infinity Patent by a Third Party. The Parties will consult with each other through each Party’s patent attorneys to determine the response to any such infringement or challenge by a Third Party of any Intellikine Patent, including any Paragraph IV Certification which references the foregoing (collectively “Third Party Infringement”).

(b)	To the fullest extent possible under applicable law, Infinity will have the first right, but not the obligation, to initiate proceedings or take other appropriate action in connection with the Third Party Infringement as it reasonably determines appropriate, and Intellikine shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Infinity may exercise such right itself or through any Infinity Related Party.

(c)

If Infinity fails to initiate proceedings or take other appropriate action with respect to, or to terminate, Third Party Infringement of any such Intellikine Patent (i) within ninety (90) days following Infinity’s receipt of the notice of alleged infringement or (ii) solely with respect to a Paragraph IV Certification, within forty (40) days following Infinity’s receipt of notice thereof, Intellikine shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice, and Infinity shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(d)	The Party conducting such action shall have full control over its conduct, including settlement thereof; provided, however, that, in no event shall either Party, through any court action or proceeding, any settlement arrangement or any proceeding, filing or communication with any patent office, admit the invalidity of, or otherwise impair the other Party’s rights in, any Intellikine Patent without the other Party’s prior written consent.

(e)	At the request of the Party controlling a Third Party Infringement action, the other Party shall provide reasonable assistance and cooperation in connection therewith, including by executing any required documents, participating in discovery (including producing laboratory notebooks and other documentation and providing access to employees or relevant persons), and joining as a party to the action if required. The Party controlling such Third Party Infringement action shall reimburse the reasonable Out-of-Pocket Expenses of such other Party incurred in providing such assistance within thirty (30) days after receipt of a detailed and accurate invoice therefor.

(f)	Unless otherwise agreed to by the Parties as part of any cost sharing arrangement, any recoveries resulting from an action relating to a claim of Third Party Infringement (after payment of Out-of-Pocket Expenses related to such action incurred by each Party) will be retained by the Party that brought and controlled such action; provided, however, that, if Infinity brought and controlled such action, any portion of such recovery (after payment of each Party’s Out-of-Pocket Expenses related to such action) that is attributable to lost profits with respect to Products shall be subject to a royalty payment to Intellikine in accordance with Section 8.3 equal to the amount that would be due if such amount were Net Sales under this Agreement.

(g)	Intellikine will have the sole right, but not the obligation, to initiate proceedings or take other appropriate action, as it reasonably determines appropriate, in connection with any actual or threatened infringement or misappropriation by a Third Party of any Intellikine Additional Patent, Intellikine Background Patent or Intellikine Other Technology at its own expense, shall have full control over its conduct, including settlement thereof, and shall retain any recoveries resulting from such action or proceeding.

10.4

Defense of Actions. In the event that a declaratory judgment or similar action alleging the invalidity or non-infringement, or any request for, or filing or declaration of, any interference, opposition, reissue or reexamination, of any Intellikine Patent or Infinity Patent is initiated by any Third Party, each Party will promptly notify the other and the rights and responsibilities for defending against any such action shall be determined in the same manner as prosecution and maintenance of the relevant Intellikine Patents and Infinity Patents pursuant to Section 10.2. Intellikine shall have the sole right to defend against any declaratory judgment or similar action alleging the invalidity or non-infringement, or any request for, or filing or declaration of, any interference, opposition, reissue or reexamination, of any Intellikine Additional Patent or Intellikine Background Patent.

10.5	Trademarks. Infinity shall have the right to brand the Products using Infinity related trademarks and trade names and any other trademarks and trade names it determines appropriate for the Product, which may vary by country or within a country (“Product Marks”). Infinity and, if applicable, certain Infinity Related Parties, shall own all right, title and interest in and to the Product Marks and Infinity or the Infinity Related Parties may file, seek registration and maintain the Product Marks in the countries and regions they determine reasonably necessary. Notwithstanding the foregoing, (i) with respect to any Product sold in the United States after receipt of Marketing Authorization for such Product in the United States, Infinity shall, to the extent permitted under applicable law and if reasonably practicable, include the Intellikine name or logo (“Intellikine Mark”) on the commercial packaging for such Product, and a disclosure that such Product is licensed from Intellikine, and (ii) Infinity and Infinity Related Parties may otherwise include the Intellikine Mark on the Product or any packaging, labels, containers, advertisements and other materials related thereto; provided, however, that any use of the Intellikine Mark shall be in compliance with Intellikine’s then-current reasonable trademark guidelines provided to Infinity. Intellikine hereby grants Infinity a non-exclusive, sublicenseable, royalty-free, transferrable (in accordance with Section 18.1) right to use the Intellikine Mark in connection with the foregoing. Intellikine or an Affiliate of Intellikine shall retain the ownership of the entire right, title and interest in and to the Intellikine Mark, and all goodwill associated with or attached to the Intellikine Mark arising out of the use thereof by Infinity, its Affiliates and sublicensees shall inure to the benefit of Intellikine. Infinity agrees that it will not contest, oppose or challenge Intellikine’s ownership of the Intellikine Mark. Infinity agrees that it will not at any time do or suffer to be done any act or thing that will in any way impair Intellikine’s ownership of or rights in and to the Intellikine Mark or any registration thereof or that may depreciate the value of the Intellikine Mark or the reputation of Intellikine.

10.6	Drug Price Competition and Patent Term Restoration Act.

(a)	Intellikine shall cooperate with Infinity in an effort to avoid loss of any Intellikine Patents which may otherwise be available under the provisions of the Drug Price Competition and Patent Term Restoration Act of 1984 or comparable United States or foreign laws, including by executing any documents as may be reasonably required. In particular, Intellikine shall cooperate with Infinity in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country and region (“Patent Term Extensions”) where applicable to the Intellikine Patents. Intellikine shall provide all reasonable assistance to Infinity, including permitting Infinity to proceed with applications for such in the name of Intellikine, if so required.

(b)	After consultation by Infinity with Intellikine, Infinity shall have the sole right to determine, if applicable, for which, if any, of the Intellikine Patents the Parties will attempt to seek Patent Term Extensions for any Licensed Compound or Product.

(c)	Intellikine shall provide reasonable assistance to Infinity, including by executing any required documents and providing any relevant patent information and other relevant information to Infinity, so that Infinity can obtain such extensions and additional protection and inform the FDA or other Regulatory Authority of such intended Patent Term Extension.

(d)	Intellikine shall not seek Patent Term Extensions for any Intellikine Background Technology, Intellikine Additional Patents or Intellikine Other Patents for any Licensed Compound or Product.

10.7	Patent Marking. Infinity hereby agrees to mark each Product made, used or sold under the terms of this Agreement (or when the character of the product precludes marking, the package containing any such Product) in accordance with all applicable laws relating to patent marking.

11.	EXCLUSIVITY

11.1	Exclusivity.

(a)	Intentionally Omitted

(b)	Intentionally Omitted

(c)	Subject to clauses (i) and (ii) below, Intellikine shall not, and Intellikine and its Affiliates shall ensure that the relevant individuals in clause (ii) below do not (in the course and duration of their employment by Intellikine or its Affiliates), alone or through work conducted in collaboration with an Affiliate or Third Party, research, develop, commercialize, distribute, market or sell (or license or otherwise grant rights to an Affiliate or a Third Party to do any of the foregoing) in the Territory in the Field, unless otherwise agreed by Infinity, [**]; provided that, the restriction described in this Section 11.1(c) will apply only as follows:

(i)	without limiting subsection (ii) below, [**] after the Effective Date (or the end of the Term, if earlier); and

(ii)	[**].

The foregoing shall be subject to, and shall not reduce any of Infinity’s rights under, the exclusive licenses granted to Infinity pursuant to Section 2.1(a) and the rights assigned to Infinity under Section 10.1(a).

11.2	Competing Products. In the event that Infinity is an Acquired Party in a transaction described in Section 18.1(a)(ii), to the extent that the Acquirer or any Acquirer Affiliate is then or later researching, developing or commercializing (or collaborating with a Third Party with respect thereto) a Target Inhibitor, such Target Inhibitor shall be considered a Licensed Compound and Product unless (i) such Acquirer and Acquirer Affiliates do not obtain rights or access (other than access in connection with due diligence prior to the transaction described in Section 18.1(a)(ii)) to (A) any Confidential Information of Intellikine and (B) the Intellikine Intellectual Property and, as applicable, Navy Patent Rights, UCSF Intellectual Property and UCSF Other Patent Rights; (ii) the Acquirer’s and all Acquirer Affiliates’ research, development, and commercialization activities related to such Target Inhibitor are kept separate from the research, development, and commercialization activities for Licensed Compounds and Products under this Agreement; and (iii) Infinity otherwise continues to meet its obligations under this Agreement.

12.	CONFIDENTIALITY

12.1	Duty of Confidence. All Confidential Information disclosed or made available by a Party or its Affiliates to the other Party will be maintained in confidence and otherwise safeguarded by the recipient Party. For clarification, all Intellikine Intellectual Property shall be Confidential Information of Intellikine and all Infinity Intellectual Property shall be Confidential Information of Infinity; provided that (a) notwithstanding anything to the contrary in Section 12.2, Intellikine and its Affiliates may not rely on Sections 12.2(b) or (d) with respect to the Intellikine Program Patents or any Inventions assigned to Infinity pursuant to Section 10.1(a); and (b) Intellikine Know-How generated by or for Intellikine or Intellikine Program Affiliates, pursuant to and in accordance with the Original Agreement or this Agreement, which Know-How solely and specifically relates to Licensed Compounds and Products in the Field, shall be the Confidential Information of both Parties, with both Parties deemed to be recipient Parties and disclosing Parties. The recipient Party may only use the Confidential Information of the other Party and its Affiliates for the purposes of this Agreement and pursuant to the rights granted to the recipient Party under this Agreement. Each Party shall hold as confidential such Confidential Information of the other Party and its Affiliates in the same manner and with the same protection as such recipient Party maintains its own confidential information, but no less than a reasonable standard of care. A recipient Party may disclose Confidential Information of the other Party and its Affiliates to employees, agents, contractors, consultants and advisers of the recipient Party and its Affiliates and sublicensees to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such persons and entities are bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

12.2	Exceptions. The obligations under Section 12.1 shall not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:

(a)	is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of the Original Agreement or this Agreement by the recipient Party or its Affiliates;

(b)	was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party;

(c)	is disclosed to the recipient Party or any of its Affiliates on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

(d)	is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without reference to the Confidential Information disclosed by the disclosing Party or its Affiliates under the Original Agreement or this Agreement.

12.3	Authorized Disclosures.

(a)	In addition to disclosures allowed under Section 12.1, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is necessary in the following instances: (i) filing or prosecuting Patent Rights as permitted by this Agreement; (ii) regulatory filings for Products such Party has a license or right to develop hereunder; (iii) prosecuting or defending litigation as permitted by this Agreement; (iv) complying with applicable court orders or governmental regulations; and (v) disclosure (A) to existing and potential consultants, investors, bankers, lawyers, accountants, agents or other Third Parties in connection with due diligence or similar investigations by such Third Parties, or (B) to existing and potential licensees or sublicensees, or (C) in the case of Infinity, disclosure of results of the Research Program and other research results to Third Parties as reasonably necessary to develop and commercialize Licensed Compounds and Products; provided, in each case described in clauses (v)(A) or (B), that any such consultant, investor, banker, lawyer, accountant, agent, licensee, sublicensee or Third Party is bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

(b)	In the event Infinity or any of its Affiliates discloses Intellikine Confidential Information to any Regulatory Authority to obtain Marketing Authorization for any Product and/or Licensed Compound, or discloses such information in connection with the filing of a patent application or the prosecution and maintenance of any patent, Infinity shall inform Intellikine as soon as reasonably practicable of the disclosure and use reasonable efforts to obtain confidential treatment for such disclosure to the extent permitted by law or regulation.

(c)	In the event the recipient Party is required to disclose Confidential Information of the disclosing Party by law, including to comply with any order of any court or governmental or regulatory authority, such disclosure shall not be a breach of this Agreement; provided that the recipient Party (i) informs the disclosing Party as soon as reasonably practicable of the required disclosure, (ii) takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and limits the disclosure to the required purpose, and (iii) at the disclosing Party’s request and expense, assists in an attempt to object to or limit the required disclosure.

(d)	In the event of a disclosure of the Original Agreement or this Agreement or the terms hereof as required by law, governmental regulation or the rules of any recognized stock exchange or quotation system, the Parties shall coordinate with each other with respect to the timing, form and content of such required disclosure to the extent practicable under the circumstances, and, if so requested by the other Party, the Party subject to such obligation shall use reasonable commercial efforts to obtain an order protecting to the maximum extent possible the confidentiality of such provisions of this Agreement as reasonably requested by the other Party. If the Parties are unable to agree on the form or content of any required disclosure, such disclosure shall be limited to the minimum required, as determined by the disclosing Party in consultation with its legal counsel.

13.	PUBLICATIONS; PUBLICITY

13.1	Publications. Any proposed oral public disclosures or written publications by Intellikine relating to a Product or a Licensed Compound (including results of the Research Program) shall require the written consent of Infinity prior to their release (which consent shall not be unreasonably withheld); provided, that the foregoing shall not apply to information which is not of a scientific or technical nature and which is in the public domain or any public disclosures required by law or governmental regulation or by the rules of any recognized stock exchange or quotation system. Each Party shall have the right to review and comment on any material proposed for disclosure or publication by the other Party, such as by oral presentation, manuscript or abstract, which includes Confidential Information of the non-publishing Party or, with respect to disclosures or publications proposed by Intellikine, relate to a Product or Licensed Compound (including results of the Research Program). Before any such material is submitted for publication, the Party proposing publication shall deliver a complete copy to the other Party at least thirty (30) days prior to submitting the material to a publisher or initiating any other disclosure (or if the Party proposing publication cannot reasonably provide such publication by such date, then as soon as practicable). Such other Party shall review any such material and give its comments to the Party proposing publication at least ten (10) days prior to the planned date of submission or disclosure (but in any event no fewer than ten (10) days after the delivery of such material to such other Party); provided, that such other Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the Party proposing publication with appropriate comments, if any. The publishing Party shall comply with the other Party’s request to delete references to the other Party’s Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional forty-five (45) days for the purpose of preparing and filing appropriate patent applications.

13.2	Publicity. Each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence of the Original Agreement or this Agreement or the terms hereof without the prior written consent of the other Party. Subject to clause (c) below, the Party preparing any such public announcement shall provide the other Party with a draft thereof at least three (3) Business Days prior to the date on which such Party would like to make the public announcement. Notwithstanding the foregoing, (a) Infinity may issue the press release in substantially the form attached as Exhibit 8 to this Agreement as soon as practicable following the execution of this Agreement; (b) each Party will be permitted to disclose the achievement of Milestone Events and the payment of Milestone Payments, provided that the other Party is given the opportunity to review in advance (subject to clause (c) below) any such disclosure to ensure that no Confidential Information of that other Party is disclosed; (c) neither Party will be prevented from complying with any duty of disclosure it may have pursuant to law or governmental regulation or pursuant to the rules of any recognized stock exchange or quotation system; and (d) either Party may issue a press release or public announcement or make such other disclosure if the contents of such press release, public announcement or disclosure has previously been made public other than through a breach of this Agreement by the issuing Party or its Affiliates.

14.	TERM AND TERMINATION

14.1	Term. The term of this Agreement (the “Term”) will commence on the Effective Date and continue until the earlier of (a) the termination of this Agreement in accordance with Section 6.3, 14.2, 14.3 or 14.4 or (b) the last to occur of (i) the expiry of the last-to-expire Valid Claim, or (ii) the expiration of the last-to-expire Royalty Term in accordance with Section 9.2.

14.2	Termination by Either Party.

(a)	If either Infinity or Intellikine (the “Breaching Party”) is in material breach of any material obligation hereunder, the other Party (the “Non-Breaching Party”) may give written notice to the Breaching Party specifying the claimed particulars of such breach, and in such event, if the breach is not cured within seventy-five (75) days after such notice (thirty (30) days in the event of failure to make any payment when due), the Non-Breaching Party shall have the right thereafter to terminate this Agreement immediately by giving written notice to the Breaching Party to such effect; provided, however, that if such breach (other than failure to make any payment when due) is capable of being cured but cannot be cured within such seventy-five (75) day period and the Breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the Breaching Party shall have such additional period as is reasonable in the circumstances to cure such breach.

(b)	In the event the Non-Breaching Party gives notice to the Breaching Party pursuant to Section 14.2(a) as a result of a material breach (or alleged material breach) by the Breaching Party and, on or before the end of the cure period therefor set forth above, either Party has requested an arbitration pursuant to Section 18.5 in which the Breaching Party is in good faith disputing such basis for termination pursuant to Section 14.2(a), then this Agreement shall not terminate unless and until such arbitrators issue a final ruling or award upholding such basis for termination (or unless and until the Breaching Party is no longer disputing such basis in good faith, if earlier).

14.3	Termination by Intellikine. Intellikine shall have the right to terminate this Agreement upon thirty (30) days written notice to Infinity if Infinity or any Infinity Related Party brings an action or proceeding that disputes the validity of any of the Intellikine Patents or files an opposition (or any equivalent action) against any of the Intellikine Patents in any country of the Territory. Any such termination shall only become effective if Infinity or such Infinity Related Party, as applicable, has not withdrawn such action before the end of the above notice period.

14.4	Termination for Convenience. Infinity may terminate this Agreement in its entirety at any time on one hundred eighty (180) days’ prior written notice to Intellikine.

15.	EFFECT OF TERMINATION

15.1	Effect of Termination. Upon any expiration or termination of this Agreement, any licenses granted by either Party to the other Party will terminate and revert to the granting Party; provided that (a) in the case of any expiration or termination of this Agreement, any license granted under Section 15.2(a) or (b), if applicable, will continue in accordance with its terms, (b) in the case of any expiration of this Agreement or termination of this Agreement by Infinity under Section 14.2, any license described in Section 9.2(b) then in effect will continue in effect on a perpetual and irrevocable basis, and (c) the licenses and sublicenses granted by Intellikine to Infinity under Sections 2.1(a) and 2.1(d)(ii) and (iii) and, if Infinity has exercised the Navy Sublicense Option and the UCSF Sublicense Option, respectively, Sections 2.1(b) and 2.1(c), will continue in effect solely to the extent and during the period necessary for Infinity to exercise its rights or perform its obligations under Sections 15.2(d), 15.2(f) or Section 15.3(a). If this Agreement terminates prior to full and complete payment of the Release Payment, within thirty (30) days after the effective date of such termination, Infinity shall pay to Intellikine any portion of the Release Payment not previously paid.

15.2	Effects of Termination by Intellikine under Section 6.3, 14.2 or 14.3 or by Infinity under Section 14.4. Upon termination of this Agreement by Intellikine pursuant to Section 6.3, 14.2 or 14.3 or by Infinity pursuant to Section 14.4:

(a)

Infinity shall, and it hereby does (effective only and automatically upon such termination), grant to Intellikine a non-exclusive, worldwide, fully-paid, irrevocable, perpetual and transferrable (in accordance with Section 18.1) license, including the right to sublicense, under Infinity’s interest in the Infinity Know-How, to develop, make, have made, use, sell, have sold, offer for sale and import any then-identified Licensed Compounds (“Reverted Compounds”), and Products containing Reverted Compounds (“Reverted Products”), in the Field in the Territory;

(b)	For termination under Section 6.3, Infinity shall, and it hereby does (effective only and automatically upon such termination), grant to Intellikine a non-exclusive, worldwide, royalty-bearing, transferrable (in accordance with Section 18.1) license, including the right to sublicense, under the Infinity Patents and Infinity Know-How (including, for the sake of clarity, any Joint Patents and Joint Know-How), to develop, make, have made, use, import, offer for sale and sell any Reverted Compounds and Reverted Products, subject to a royalty obligation to Infinity on Infinity Patents and Infinity Know-How (other than Joint Patents, Joint Know-How, Intellikine Program Patents and Intellikine Program Inventions), which royalty obligation, if applicable, will be negotiated in good faith by the Parties for a period of [**] days immediately following such termination of the Agreement by Intellikine, which royalty shall not exceed [**] percent ([**]%) of Net Sales (applied to Intellikine in the same manner as applied to Infinity). For termination by Intellikine under Section 6.3, 14.2 or 14.3 or by Infinity under Section 14.4, Intellikine will have an exclusive right of first negotiation, exercisable by written notice to Infinity at any time within [**] days of such termination, to obtain a worldwide, exclusive, royalty-bearing license, with the right to sublicense, under the Infinity Patents and Infinity Know-How (except for the case of any Joint Patents, Joint Know-How, Intellikine Program Patents and Intellikine Program Inventions with respect to which Infinity had automatically granted the royalty-free license described above in this clause (b)), to develop, make, have made, use, sell, have sold, offer for sale and import Reverted Compounds and Reverted Products in the Field in the Territory on commercially reasonable terms to be negotiated in good faith by the Parties for up to an additional [**] days following exercise of such right of first negotiation;

(c)	For the sake of clarity, any license granted to Intellikine as described in Section 15.2(a) or (b) will include the right to use clinical and regulatory data and information generated by or on behalf of Infinity or its Affiliates and in Infinity’s or its Affiliates’ possession or control for regulatory purposes relating to the Reverted Products;

(d)	in the event that any development activities with regard to Reverted Compound(s) or Reverted Product(s) are ongoing at the time of such termination, the Parties shall negotiate in good faith and adopt a plan to wind-down the development activities in an orderly fashion (not to exceed [**] months) or, at Intellikine’s election, promptly transition such development activities to Intellikine or its designee, with due regard for patient safety and the rights of any subjects that are participants in any clinical trials of any Reverted Compound or Reverted Product, and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all applicable laws; all such activities shall be at Intellikine’s cost;

(e)	the exclusive license, if any, and any exclusive license agreement entered into as described in Section 15.2(b) will provide for Infinity to transfer and assign to Intellikine all of Infinity’s and the Infinity Related Parties’ right, title and interest in and to all U.S. and foreign regulatory submissions and Marketing Authorizations with respect to the Reverted Products and all drug master files and drug dossiers with respect to the Reverted Products (other than those related to manufacturing facilities);

(f)	Infinity or Infinity Related Parties may continue, to the extent that Infinity or Infinity Related Parties continue to have stocks of usable Products, to fulfill orders received for Reverted Products in the Field until [**] months following the date of termination. For Reverted Products sold by Infinity or Infinity Related Parties after the effective date of a termination, Infinity shall continue to pay Royalties pursuant to Section 8.3. Prior to the end of such [**] month period, Infinity shall provide Intellikine written notice of an estimate of the quantity of Reverted Products and shelf life remaining in the inventory of Infinity at the end of such [**] month period and Intellikine shall have the right to purchase any such quantities of Products from Infinity at a price equal to [**] for such Reverted Products. In addition, Infinity shall use reasonable efforts to transition to Intellikine, upon Intellikine’s request and at Intellikine’s expense, any arrangement with any contractor from which Infinity had arranged to obtain supplies of Reverted Compounds or Reverted Products, to the extent permitted under any such agreement with such contractor. In the event that Reverted Compounds or Reverted Products are then being manufactured by Infinity, then, upon request by Intellikine, Infinity shall continue to provide Intellikine with such materials at a price equal to [**] for such Reverted Products for not longer than [**] months;

(g)	the provisions of Article 12 shall survive such termination for so long as Intellikine or any of its Affiliates, licensees or sublicensees develops or commercializes any Reverted Compound or Reverted Product;

(h)	except as provided in Sections 15.2(d) and 15.2(f), Infinity will immediately cease to use or exploit in any way the Reverted Products, the Intellikine Marks, the Intellikine Intellectual Property, Intellikine Additional Patents, Intellikine Background Technology and Intellikine Other Technology (and, if Infinity has exercised the Navy Sublicense Option and the UCSF Sublicense Option, the Navy Patent Rights and the UCSF Intellectual Property and UCSF Other Patent Rights); provided that Infinity retains its right to use or exploit its ownership interest in Infinity Intellectual Property (including Joint Patents and Joint Know-How), subject to any exclusive license granted thereunder to Intellikine as described in Section 15.2(b);

(i)	except as provided in Section 15.2(a), (b), (c), (d), (e) and (f), Intellikine will immediately cease to use or exploit in any way the Product Marks and the Infinity Intellectual Property;

(j)	within thirty (30) days of the date of such termination, Infinity will make all outstanding payments, including any royalty payments, due to Intellikine hereunder at the date of such termination; and

(k)	following the period set forth in Section 15.2(f), Infinity will promptly return, or at Intellikine’s option, destroy any Intellikine Know-How, Intellikine Background Know-How, UCSF Know-How (if Infinity has exercised the UCSF Sublicense Option) and Intellikine Confidential Information and any materials containing the Intellikine Know-How, Intellikine Background Know-How, UCSF Know-How (if Infinity has exercised the UCSF Sublicense Option) or Intellikine Confidential Information in its or its Affiliates’ possession, custody or power, except for such records as may be required to be retained by Infinity by any national or local laws, rules or regulations.

15.3	Effect of Termination by Infinity under Section 14.2. In the event of termination of this Agreement by Infinity under Section 14.2:

(a)	Infinity and the Infinity Related Parties shall be entitled to continue to sell existing stocks of the Products in the Territory for a period of not longer than six (6) months following the date of termination; provided that, Infinity pays Intellikine any Royalties due in respect of such sales in accordance with the provisions of this Agreement;

(b)	except as provided in Sections 9.2(b) and 15.3(a), Infinity will immediately cease to use or exploit in any way the Intellikine Marks and the Intellikine Intellectual Property, Intellikine Additional Patents, Intellikine Background Technology and Intellikine Other Technology (and, if Infinity has exercised the Navy Sublicense Option and the UCSF Sublicense Option, the Navy Patent Rights and the UCSF Intellectual Property and UCSF Other Patent Rights), and Intellikine will immediately cease to use or exploit in any way the Infinity Intellectual Property; and

(c)	following the period set forth in Section 15.3(a), Intellikine will promptly return, or at Infinity’s option, destroy any Infinity Know-How and Infinity Confidential Information (other than data generated with respect to Licensed Compounds or Products in the conduct of the Research Program, which shall thereafter be considered to be Intellikine Confidential Information) and any materials containing the Infinity Know-How or such Infinity Confidential Information in its or its Affiliates’ possession, custody or power, except for such records as may be required to be retained by Intellikine by any national or local laws, rules or regulations.

15.4	Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such termination or expiry. Without limiting the foregoing, Articles 1, 15 (including the additional sections that survive in accordance with the express terms of Section 15) and 18 and Sections 9.2(b), 9.2(d), 9.5, 10.1, 13.2, 16.6, 17.1, 17.2, 17.3 and 17.4 shall survive expiration or termination of this Agreement. The provisions of Article 12 (Confidentiality) shall survive the termination or expiration of this Agreement for a period of ten (10) years (subject to Section 15.2(g)) and the provisions of Section 17.5 (Insurance) shall survive the termination or expiration of this Agreement for a period of six (6) years. For the sake of clarity, Article 11 shall not survive expiration or termination of this Agreement.

15.5	Exercise of Right to Terminate. The use by either Party of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other Party solely with respect thereto.

15.6	Damages; Relief. Subject to Sections 15.4 and 15.5 above, termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

15.7	Intentionally Omitted

15.8	Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Infinity or Intellikine are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party, as a licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party that is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under subsection (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

16.	REPRESENTATIONS, WARRANTIES AND COVENANTS; DISCLAIMERS

16.1	Intentionally Omitted

16.2	Representations and Warranties by Intellikine. Intellikine represents and warrants to Infinity as of the Effective Date that:

(a)	to the best of Intellikine’s knowledge, Intellikine had no Affiliates immediately prior to Intellikine’s acquisition by Takeda;

(b)	to the best of Intellikine’s knowledge, Intellikine had, immediately prior to the assignment to Infinity hereunder, the right and authority, on behalf of itself and its Affiliates, to assign to Infinity the Joint Know-How, Joint Patents, Intellikine Program Inventions and Intellikine Program Patents; and

(c)	to the best of Intellikine’s knowledge, Intellikine fully complied with its obligations under Sections 16.4(a) and 16.4(g) of the Original Agreement.

With regard to any representation or warranty made by Intellikine under this Section 16.2 as of the Effective Date, notwithstanding anything in this Agreement to the contrary, the sole remedy for a breach of any such representation or warranty shall be for Intellikine to use its reasonable efforts to cure the breach in a manner that would afford Infinity the benefit that would have been afforded to Infinity if the representation or warranty had been true when made. For clarity, no damages or termination right shall be available as a result of any such breach of a representation or warranty.

16.3	Intentionally Omitted

16.4	Covenants.

(a)	Amendments to Navy Agreement and UCSF Agreement. During the Navy Sublicense Option Period and, if exercised in accordance with Section 2.6(a), the term of the sublicense under the Navy Patent Rights under Section 2.1(b), and the UCSF Sublicense Option Period and, if exercised in accordance with Section 2.6(b), the term of the sublicense under the UCSF Intellectual Property and UCSF Other Patents under Section 2.1(c), respectively, Intellikine (i) shall not amend the Navy Agreement or the UCSF Agreement in a manner that would adversely affect the rights and obligations of Infinity under this Agreement, except any amendment agreed under Section 2.6(c); (ii) except in accordance with the procedures set forth in Section 2.6(a) or 2.6(b) during the Navy Sublicense Option Period or the UCSF Sublicense Option Period, respectively, shall not terminate the Navy Agreement or the UCSF Agreement, respectively; and (iii) shall notify Infinity promptly upon receiving any notice of breach or termination from Navy under the Navy Agreement or The Regents under the UCSF Agreement.

(b)	Intentionally Omitted

(c)	No Conflict by Intellikine. Intellikine and its Affiliates shall not grant any right or enter into any agreement with any Third Party that would prevent, conflict with, or have a material adverse effect on Infinity’s exercise of its rights under this Agreement or Infinity’s performance of its obligations under this Agreement.

(d)	No Conflict by Infinity. Infinity and its Affiliates shall not grant any right or enter into any agreement with any Third Party that would prevent, conflict with, or have a material adverse effect on Intellikine’s exercise of its rights under this Agreement or Intellikine’s performance of its obligations under this Agreement.

(e)	IP Ownership and Confidentiality by Intellikine. Intellikine shall require that all of its and its Affiliates’ employees, consultants, contractors and agents involved in the research, development or commercialization of Licensed Compounds or Products have entered into written confidentiality and invention assignment agreements that are consistent with the terms of this Agreement and pursuant to which they assign any rights they may have in any inventions made during such work to Intellikine.

(f)	IP Ownership and Confidentiality by Infinity. Infinity shall require that all of its and its Affiliates’ employees, consultants, contractors and agents involved in the research, development or commercialization of Licensed Compounds or Products have entered into written confidentiality and invention assignment agreements that are consistent with the terms of this Agreement and pursuant to which they assign any rights they may have in any inventions made during such work to Infinity. Infinity shall also require that all entities performing medicinal chemistry of Licensed Compounds or Products as a subcontractor to Infinity or its Affiliates have entered into written invention assignment agreements that are consistent with the terms of this Agreement and pursuant to which they assign any rights they may have in any inventions covering Licensed Compounds or Products made during such work to Infinity.

(g)	Research Agreements. With respect to any Research Agreements, Intellikine shall (i) immediately notify Infinity of the receipt of any notice of any invention disclosure for Research Agreement Intellectual Property; and (ii) upon written request of Infinity, use commercially reasonable efforts to obtain a license under such Research Agreement Intellectual Property to research, develop, manufacture, have manufactured, use, sell, offer to sell, otherwise commercialize and import Licensed Compounds and Products in the Field in the Territory, with the right to grant a sublicense thereunder to Infinity (whether exclusively or non-exclusively), and for Infinity to further sublicense such rights to the Infinity Related Parties, on the applicable terms of the license granted to Intellikine by such Third Party; provided that before Intellikine obtains such license, Intellikine will provide the terms of such license to Infinity, and will not enter into such license except with Infinity’s prior written consent, not to be unreasonably withheld, and upon the entry into such license, Intellikine will sublicense such rights to Infinity in accordance with the terms of such license and will work together with Infinity to enter into the appropriate documentation to effect such sublicense.

16.5	Debarment. Each Party represents and warrants to such other Party, as of the Effective Date, that none of the representing Party, its Affiliates, or any employee of the representing Party or its Affiliates, in each case who is likely to perform development activities under this Agreement or in support of the Marketing Authorizations, have ever been:

(a)	debarred, or proposed to be debarred under Section 306(a) or 306(b) of the United States Federal Food, Drug and Cosmetic Act, as amended from time to time, and the rules, regulations and guidelines promulgated thereunder, or under 42 U.S.C. Section 1320-7;

(b)	sanctioned by, suspended, debarred, excluded or otherwise ineligible to participate in any federal or state health care program, including Medicare and Medicaid or in any federal procurement or non-procurement programs; or

(c)	charged with or convicted of any felony or misdemeanor under 42 U.S.C. Section 1320a-7(a) or 42 U.S.C. Section 1320a-7(b)(1)-(3), or otherwise proposed for exclusion.

Each Party will immediately inform the other Party, but in no event later than five (5) Business Days, if such Party becomes aware that such Party, any of its Affiliates, or any employee of such Party or any of its Affiliates, in each case performing development activities under the Original Agreement or this Agreement or in support of the Marketing Authorizations, is not in compliance with any of the representations set forth in clauses (a) through (c) on or after the Effective Date.

16.6	Limitations; Acknowledgements. Notwithstanding anything contained in this Agreement, Intellikine gives no warranty and makes no representation that any patent application within the Intellikine Patents shall proceed to grant or will be valid and enforceable. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF NON INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT ANY OF THE RESEARCH, DEVELOPMENT AND/OR COMMERCIALIZATION EFFORTS WITH REGARD TO ANY LICENSED COMPOUND OR PRODUCT WILL BE SUCCESSFUL.

17.	INDEMNIFICATION AND LIABILITY

17.1

Indemnification by Intellikine. Intellikine shall indemnify and hold Infinity and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (each, an “Infinity Indemnified Party”), harmless from and against losses, damages and liability, including reasonable legal expense and attorneys’ fees (collectively, “Indemnified Losses”), incurred by any Infinity Indemnified Party as a result of any Third Party demands, claims or actions (including product liability claims) (“Claims”) against any Infinity Indemnified Party to the extent arising or resulting from: (a) the negligence or willful misconduct of Intellikine or any Intellikine Indemnified

Party in performing Intellikine’s obligations or exercising Intellikine’s rights under the Original Agreement or this Agreement; (b) the breach of any of the covenants, obligations, warranties and representations made by Intellikine to Infinity under the Original Agreement or this Agreement; or (c) the research of the Licensed Compounds and/or Products by Intellikine or any of its Affiliates, or the development, manufacture, use, sale, offer for sale, other commercialization or importation of Reverted Compounds or Reverted Products in the Field in the Territory by Intellikine or any of its Affiliates or sublicensees (other than Infinity and any Infinity Related Party). Notwithstanding the foregoing, Intellikine shall not be responsible for the indemnification of any Infinity Indemnified Party: (A) to the extent that the Indemnified Losses of such Infinity Indemnified Party were caused by the negligence or willful misconduct of such Infinity Indemnified Party, or (B) to the extent that the Indemnified Losses of such Infinity Indemnified Party were caused by any breach by Infinity of its covenants, obligations, warranties or representations pursuant to the Original Agreement or this Agreement.

17.2	Indemnification by Infinity. Infinity shall indemnify and hold Intellikine and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (each, an “Intellikine Indemnified Party”), harmless from and against Indemnified Losses incurred by any Intellikine Indemnified Party as a result of any Claims against any Intellikine Indemnified Party to the extent arising or resulting from: (a) the research, development or commercialization of the Licensed Compounds and/or Products by Infinity, any Infinity Indemnified Party or any Infinity Related Party; (b) the negligence or willful misconduct of Infinity or any Infinity Related Party in performing Infinity’s obligations or exercising Infinity’s rights under the Original Agreement or this Agreement; (c) the breach of any of the covenants, warranties and representations made by Infinity to Intellikine under the Original Agreement or this Agreement; or (d) if Infinity does not exercise the Navy Sublicense Option or the UCSF Sublicense Option under Section 2.6(a) or 2.6(b), respectively, the practice, use, infringement or misappropriation of any Navy Patent Rights or any UCSF Intellectual Property or UCSF Other Patent Right, as applicable, in the research, development or commercialization of the Licensed Compounds and/or Products. Notwithstanding the foregoing, Infinity shall not be responsible for the indemnification of any Intellikine Indemnified Party: (A) to the extent that the Indemnified Losses of such Intellikine Indemnified Party were caused by the negligence or willful misconduct of such Intellikine Indemnified Party, or (B) to the extent that the Indemnified Losses of such Intellikine Indemnified Party were caused by any breach by Intellikine of its covenants, obligations, warranties or representations pursuant to the Original Agreement or this Agreement.

17.3	Indemnification Procedure.

(a)

Any Infinity Indemnified Party or Intellikine Indemnified Party seeking indemnification hereunder (“Indemnified Party”) shall notify the Party against whom indemnification is sought (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim in respect of which the Indemnified Party intends to base a claim for indemnification hereunder, but the failure or delay so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party except to the extent that the Indemnifying Party’s ability to defend or resolve such Claim is adversely affected thereby.

(b)	Subject to the provisions of Sections 17.3(d) and (e) below, the Indemnifying Party shall have the right, upon written notice given to the Indemnified Party within thirty (30) days after receipt of the notice from the Indemnified Party of any Claim, to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense, in which case the provisions of Section 17.3(c) below shall govern.

(c)	If the Indemnifying Party assumes the defense and handling of such Claim: The Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense and handling of such Claim, and the Indemnifying Party shall defend or handle the same in consultation with the Indemnified Party, and shall keep the Indemnified Party timely apprised of the status of such Claim. The Indemnified Party shall not settle such Claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of such Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or would involve any admission of wrongdoing on the part of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party, at the request and expense of the Indemnifying Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense. Notwithstanding the foregoing, in the event the Indemnifying Party fails to conduct the defense and handling of any Claim in good faith after having assumed such, then the provisions of Section 17.3(e) below shall govern.

(d)	If the Indemnifying Party does not give written notice to the Indemnified Party, within thirty (30) days after receipt of the notice from the Indemnified Party of any Claim, of the Indemnifying Party’s election to assume the defense and handling of such Claim, the provisions of Section 17.3(e) below shall govern.

(e)	Unless Section 17.3(c) applies: The Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate; provided, however, that the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Claim and shall not settle such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall not settle such Claim without the prior written consent of the Indemnified Party. If the Indemnified Party defends or handles such Claim, the Indemnifying Party shall cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

(f)	In the event a Claim is based partially on an indemnified claim and partially on a non-indemnified claim or based partially on a claim indemnified by one Party and partially on a claim indemnified by the other Party, any payments in connection with such Claim shall be apportioned between the Parties in accordance with the degree of cause attributable to each Party.

(g)	Nothing in this Section 17 will act to negate any obligation under common law of either Party to mitigate damages with respect to any Claim for which such Party is seeking indemnification from the other Party hereunder.

17.4	Special, Indirect and Other Losses. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT FOR LIABILITY FOR (A) BREACH OF ARTICLE 12 OF THE ORIGINAL AGREEMENT OR THIS AGREEMENT, OR (B) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY PURSUANT TO SECTIONS 17.1 THROUGH 17.3 AS PART OF A CLAIM (AS DEFINED IN SECTION 17.1). IN NO EVENT WILL PAYMENTS DUE UNDER SECTION 8 BE CONSIDERED LOST PROFITS.

17.5

Insurance. Each Party, at its own expense, shall maintain liability insurance (or self-insure) with respect to its activities hereunder in an amount consistent with industry standards. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request. Without limitation of the foregoing, during the Term and thereafter for the period of time required below, Infinity shall maintain on an ongoing basis comprehensive general liability insurance in the minimum amount of $[**] per occurrence and $[**] annual aggregate combined single limit for bodily injury and property damage liability; and products liability insurance (including contractual liability coverage on Infinity’s indemnification obligations under this Agreement) in the amount of at least $[**] per occurrence and as an annual aggregate combined single limit for bodily injury and property damage liability; provided, however, that, commencing not later than [**] by Infinity or any Infinity Related Party, and thereafter for the period of time required below, Infinity shall obtain and maintain on an ongoing basis products liability insurance (including contractual liability coverage on Infinity’s indemnification obligations under this Agreement) in the amount of at least $[**] per occurrence and as an annual aggregate combined single limit for bodily injury and property damage liability. All of such insurance coverage may be maintained through a self insurance plan that substantially complies with the foregoing limits and requirements and may be satisfied through one or more policies, including an umbrella policy. Not later than thirty (30) days following receipt of written request from Intellikine, Infinity shall provide to Intellikine a letter(s) affirming appropriate self-insurance and/or a Certificate of Insurance evidencing such coverage in accordance with this Agreement. Thereafter, Infinity shall maintain such insurance and/or self-insurance coverage without interruption during the Term and for a period of six (6) years thereafter, and, if applicable, shall provide certificates and/or letters evidencing such insurance coverage without interruption as reasonably requested during the period of time for which such coverage must be maintained. Intellikine shall be provided at least thirty (30) days’ prior written notice of any cancellation or material decrease in the insurance coverage limits described above.

18.	GENERAL PROVISIONS

18.1	Assignment.

(a)	Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that (i) either Party may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of any other Party, provided that the assigning Party shall remain liable and responsible to the non-assigning Party for the performance and observance of all such duties and obligations by such Affiliate; and (ii) either Party may assign this Agreement in its entirety to a Third Party successor to all or substantially all of its business relating to Licensed Compounds and Products, whether by merger, sale of stock, sale of assets or otherwise and whether this Agreement is actually assigned or is assumed by the acquirer by operation of law, including in the context of a reverse triangular merger. The assigning Party shall provide the other Party with prompt written notice of any such assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in contravention of the foregoing shall be void.

(b)	In connection with a transaction described in Section 18.1(a)(ii) with respect to a transaction that occurs at any time after the Original Effective Date (with respect to the corporate structure of the Acquired Party (as defined below) as it existed on the Original Effective Date or at the relevant time thereafter): (1) the “Acquired Party” means the Party that is a party to such transaction; (2) the “Acquired Party Pre-Existing Affiliates” means the Affiliates of the Acquired Party existing immediately prior to the closing of such transaction; (3) the “Acquirer” means the acquiring Third Party in such transaction; (4) the “Acquirer Affiliates” means all Affiliates of the Acquirer other than, following such transaction, the Acquired Party and the Acquired Party Pre-Existing Affiliates; and (5) “Non-Acquired Party” means the Party that is not a party to such transaction.

18.2

Performance by Affiliates. Any obligation of Infinity under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Infinity’s sole and exclusive option, either by Infinity directly or by any Affiliate of Infinity that Infinity causes to satisfy, meet or fulfill such obligation, in whole or in part. Any obligation of Intellikine under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Intellikine’s sole and exclusive option, either by Intellikine directly or by any Affiliate of Intellikine that Intellikine causes to satisfy, meet or fulfill such obligation, in whole or in part. With respect to any particular action, the use of the words “Infinity will” or “Infinity shall” also means “Infinity will cause” the particular action to be performed, and the use of the words “Intellikine will” or “Intellikine shall” also means “Intellikine will cause” the particular action to be performed. Each of the Parties guarantees the performance of all actions, agreements and obligations to be performed by any Affiliates of such Party under the terms and conditions of this Agreement.

18.3	Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

18.4	Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, USA, without giving effect to the conflicts of laws provision thereof.

18.5	Dispute Resolution.

(a)

The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties cannot resolve the dispute, controversy or claim (other than any such matter to be resolved by the Patent Committee, which shall not be subject to this Section 18.5 but shall be resolved solely pursuant to the procedures set forth in Article 10 (except with respect to any disputes not resolved as a result of the proviso in Section 10.2(a)(ii)(B)) within thirty (30) days of a written request by either Party to the other Party, the Parties agree to hold a meeting, attended by the Senior Officers (or their designee with executive authority), as appropriate in light of the subject matter of the dispute, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within thirty (30) days after such written request, the Parties have not succeeded in negotiating a resolution of the dispute, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an Excluded Claim shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of AAA as then in effect, and judgment on the arbitration award may be entered in any court having jurisdiction thereof; provided, however, that a Party may pursue any matter described under Section 18.6 as described therein. The decision rendered in any such arbitration will be final and not appealable. If either Party intends to commence binding arbitration of such dispute, controversy or claim, such Party will provide written notice to the other Party informing the other Party of such intention and the issues to be resolved. Within thirty (30) days after the receipt of such notice, the other Party may by written notice to the Party initiating binding arbitration, add additional issues which meet the criteria in the second (2nd) sentence of this Section 18.5(a) (and are not Excluded Claims), to be resolved.

(b)	The arbitration shall be conducted by a panel of three (3) persons experienced in the pharmaceutical business, none of whom shall be a current or former employee or director, or a then-current stockholder, of either Party, their respective Affiliates or any other Infinity Related Party. Within thirty (30) days after receipt of the original notice of binding arbitration (the “Notice Date”), each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within ten (10) Business Days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

(c)	It is the intention of the Parties that discovery, although permitted as described herein, will be limited except in exceptional circumstances. The arbitrators will permit such limited discovery necessary for an understanding of any legitimate issue raised in the arbitration, including the production of documents. No later than thirty (30) days after selection of the third arbitrator, the Parties and their representatives shall hold a preliminary meeting with the arbitrators, to mutually agree upon and thereafter follow procedures seeking to assure that the arbitration will be concluded within six (6) months from such meeting. Failing any such mutual agreement, the arbitrators will design and the Parties shall follow procedures to such effect.

(d)	The arbitrators will, in rendering their decision, apply the substantive law of the State of New York, without giving effect to its principles of conflicts of law, and without giving effect to any rules or laws relating to arbitration.

(e)	Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other non-compensatory damages, except as may be permitted by Section 17.4. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ and any administrative fees of arbitration.

(f)	Except to the extent necessary to confirm or enforce an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

(g)	As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns the validity, enforceability or infringement of a patent, trademark or copyright.

18.6	Injunctive Relief. Each Party acknowledges and agrees that, due to the unique and valuable nature of the other Party’s Confidential Information, there would be no adequate remedy at law for any breach by such Party of Section 11.1(c), the proviso in Section 16.4(g), Article 12 or Article 13, that any such breach may result in irreparable harm to the other Party for which monetary damages would be inadequate to compensate such party and that the other Party shall have the right, in addition to any other rights available under applicable law, to obtain from any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce, any covenant or obligation of such Party under such provisions, without the necessity of posting any bond or security.

18.7	Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by cause unavoidable or beyond the reasonable control of such Party. In such event, the Party affected will use commercially reasonable efforts to resume performance of its obligations.

18.8	Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

18.9	Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Intellikine and Infinity, or to constitute one as the agent of the other. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

18.10

Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), provided that a copy is sent by an internationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a Party may designate by notice):

If to Intellikine:

Intellikine LLC

c/o Millennium Pharmaceuticals, Inc.

40 Landsdowne Street

Cambridge, MA 02139

Attn: Chief Executive Officer

Facsimile: (617) 621-0264

with copies to:

Intellikine LLC

c/o Millennium Pharmaceuticals, Inc.

40 Landsdowne Street

Cambridge, MA 02139

Attn: General Counsel

Facsimile: (617) 374-0074

If to Infinity:

Infinity Pharmaceuticals, Inc.

780 Memorial Drive

Cambridge, Massachusetts 02139

Attn: Chief Executive Officer

Fax: 1-617-453-1001

with copies to:

Infinity Pharmaceuticals, Inc.

780 Memorial Drive

Cambridge, Massachusetts 02139

Attn: General Counsel

Fax: 1-617-453-1001

and

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attn: Steven D. Singer, Esq.

Fax: 1-617-526-5000

18.11	Further Assurances. Infinity and Intellikine hereby covenant and agree, without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

18.12	Compliance with Law. Each Party shall perform its obligations under this Agreement in material compliance with all applicable laws and current international regulatory standards, including (a) all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, sale or import of Licensed Compounds and Products (including cGMP, cGLP, cGCP and other rules, regulations and requirements), (b) all applicable United States and foreign laws with respect to the transfer of Products and related technical data to countries other than the United States, including the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations, and (c) applicable government importation laws and regulations of a particular country for Products made outside the particular country in which such Products are used, sold or otherwise exploited. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any applicable law.

18.13	No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, other than to the extent provided in Article 17, the Indemnified Parties.

18.14	Entire Agreement. This Agreement, together with its Exhibits, which is effective as of the Effective Date, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter, including the Original Agreement. For clarity, the Original Agreement is superseded in its entirety as of the Effective Date; provided, however, that any breach of the Original Agreement with respect to the period prior to the Effective Date shall be deemed a breach of this Agreement and the Parties may exercise their respective rights and remedies under this Agreement with respect to such a breach of the Original Agreement, and, for clarity, as set forth in Article 17, the Parties may exercise their respective indemnification rights and remedies under this Agreement with respect to a breach of the Original Agreement. In the event of any conflict between a substantive provision of this Agreement and any Exhibit hereto, the substantive provisions of this Agreement shall prevail.

18.15	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

18.16	Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

18.17	Additional Agreements. Each Party further agrees that it has not entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Party which is not expressly set out in this Agreement.

18.18	Effect of Laws. Nothing in this Agreement shall operate to:

(a)	exclude any provision implied into this Agreement by law and which may not be excluded by law; or

(b)	limit or exclude any liability, right or remedy to a greater extent than is permissible under law.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives

SIGNED for and on behalf of	)	/s/ Laurie B. Keating
INTELLIKINE LLC	)	Laurie B. Keating, Esq.
	)	Secretary

SIGNED for and on behalf of	)	/s/ Adelene Q. Perkins
INFINITY PHARMACEUTICALS, INC.	)	Adelene Q. Perkins
	)	President and Chief Executive Officer

EXHIBIT 1

Intellikine Patents

Title	Country	Appln Type	Serial Number/ Patent Number	Filing Date
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
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[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
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EXHIBIT 2-A

UCSF Patent Rights

The following Patent Rights, and all foreign counterparts thereof, are the UCSF Patent Rights as of the Original Effective Date:

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EXHIBIT 2-B

UCSF Other Patent Rights

The following Patent Rights, and all foreign counterparts thereof, are the UCSF Other Patent Rights as of the Original Effective Date:

WSGR Docket No.	Title	Country	Appln Type	Serial Number/ Patent Number	Filing Date
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EXHIBIT 3

Milestone Events and Milestone Payments

Infinity will pay to Intellikine the Milestone Payments shown below within thirty (30) days after Infinity becomes aware of achievement of such Milestone Event (or in the case of the achievement of Milestone Event in row 3, Column 3, upon the Effective Date).

For purposes of clarity:

(a) The Milestone Payments listed in each cell (i.e., a cell in a row and each of Column C or Column D) below shall not be payable more than once for each achievement thereof.

(b) Once a Milestone Event has been achieved with respect to a cell in a row in a Column (for example Column C), on the one hand, and a cell in a row in the other Column (Column D), on the other hand, it shall not be payable again if subsequently the same or different Licensed Compound or Product achieves the same Milestone Event in such cell (i.e., the same row and column).

(c) After the achievement of a Milestone Event in any cell of rows 2 through 13, Column C by a Licensed Compound or Product, that Milestone Event in the cell in Column D of such row may only be achieved by a different Licensed Compound or Product than achieved the Milestone Event in Column C for such row.

(d) With respect to the Milestone Events in each of (i) rows 5-7, collectively, (ii) rows 8-10, collectively, and (iii) rows 11-13, collectively, [**]

(e) By way of example and without limitation:

[**].

No.	Milestone Event	Column C: Milestone Payment upon [**]	Column D: Milestone Payment upon [**]
1.	Initiation of the first IND-enabling cGLP toxicology study for a Licensed Compound (other than INK1197)	~~$1,000,000~~ PAID	N/A
2.	First Patient, First Visit in a Phase I Study	~~$3,000,000~~ PAID	~~$1,000,000~~ PAID
3.	First Patient, First Visit in a Phase II Study	~~$5,000,000~~ Payable upon Effective Date	[**]

No.	Milestone Event	Column C: Milestone Payment upon [**]		Column D: Milestone Payment upon [**]
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TOTAL ALL MILESTONES:		U.S. $	475,000,000

EXHIBIT 4

Target Inhibitor Criteria

For a given small molecule compound, such compound meets the [**] selectivity criteria as described below:

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EXHIBIT 4-A

[**] Description

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EXHIBIT 5

Intentionally Omitted

EXHIBIT 5-A

Intentionally Omitted

EXHIBIT 6

Intentionally Omitted

EXHIBIT 7

Exhibit 7(A)

NAVY AGREEMENT TERMS

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted. [**]

Exhibit 7(B)

UCSF AGREEMENT

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of seven pages were omitted. [**]

EXHIBIT 8

PRESS RELEASE

DRAFT: NOT FOR RELEASE

Contacts:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336

Jaren.Madden@infi.com

http://www.infi.com

INFINITY AMENDS PI3K-DELTA,GAMMA AGREEMENT WITH MILLENNIUM

Cambridge, Mass. – December 24, 2012 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced that the company amended its development and license agreement with Millennium: The Takeda Oncology Company and Takeda Pharmaceutical Company Limited (TSE:4502) for Infinity’s phosphoinositide-3-kinase (PI3K) program. Under the amended agreement, Infinity continues to retain full worldwide rights to IPI-145, a potent, oral inhibitor of PI3K-delta and PI3K-gamma, as well as worldwide rights to any future product candidates targeting PI3K-delta and/or PI3K-gamma, and Millennium remains entitled to receive success-based milestones and tiered royalties on future worldwide sales of products covered by this agreement. In exchange for Infinity’s one-time payment of $15 million, Millennium waived its right to opt into a 50-50 U.S. profit and loss-sharing arrangement in the U.S. for any of Infinity’s PI3K inhibitors, including IPI-145. In addition, Infinity paid Millennium the $5 million development milestone associated with the August 2012 initiation of the Phase 2a clinical trial of IPI-145 in patients with asthma.

“We believe that the potency of IPI-145 against both PI3K-delta and PI3K-gamma contribute to its potential to become the best-in-class PI3K inhibitor,” stated Lawrence Bloch, M.D., J.D., executive vice president, chief financial officer and chief business officer of Infinity. “Infinity is focused on rapidly advancing IPI-145 and additional follow-on PI3K product candidates with the goal that patients, our shareholders and other financial stakeholders, including Millennium, will benefit from their development and commercialization.”

“We have had a successful relationship with Infinity since the December 2011 acquisition of Intellikine by Takeda Pharmaceutical Company Limited,” stated Kyle Kuvalanka, vice president, business development and corporate strategy and development of Millennium. “We look forward to Infinity’s continued progress and to participating in the downstream value of its PI3K program through future milestone and royalty payments.”

Terms of the Amendment to Development and License Agreement

Under the terms of the amended agreement, Infinity continues to retain worldwide development and commercialization rights for its PI3K-delta,gamma program. In exchange for Infinity’s one-time payment of $15 million, Millennium waived its right to opt into a 50-50 U.S. profit and loss-sharing arrangement and its right to participate in up to 30% of the detailing effort in the U.S. for any of Infinity’s PI3K inhibitors. In addition, Infinity paid Millennium the $5 million milestone associated with the August 2012 initiation of the Phase 2a trial of IPI-145 in patients with asthma.

For Infinity’s first two distinct PI3K product candidates, Millennium is entitled to receive up to $15 million in remaining success-based development milestones and up to $450 million in success-based approval and commercial milestones, as defined in the original agreement. For all of Infinity’s PI3K-delta and/or PI3K-gamma inhibitors covered under the agreement, Infinity is obligated to pay Millennium tiered royalties on worldwide net sales ranging from seven percent to 11 percent, which are the same royalty levels as those specified under the original agreement.

About Infinity’s PI3K Program

The PI3Ks are a family of enzymes involved in multiple cellular functions, including cell proliferation and survival, cell differentiation, cell migration and immunity.1 The PI3K-delta and PI3K-gamma isoforms are preferentially expressed in leukocytes, where they have distinct and non-overlapping roles in immune cell development and function. Targeting PI3K-delta and PI3K-gamma may provide multiple opportunities to develop differentiated therapies for the treatment of inflammatory diseases as well as hematologic malignancies.

Infinity is developing a portfolio of novel PI3K-delta and/or PI3K-gamma inhibitors in both inflammatory diseases and oncology. IPI-145 is currently progressing in a Phase 1 trial in patients with advanced hematologic malignancies and in a Phase 2a trial in patients with mild, allergic asthma. Infinity is also planning to begin a Phase 2 trial of IPI-145 in patients with rheumatoid arthritis (RA) in the first half of 2013. Infinity expects to name its first follow-on PI3K development candidate by the end of this year and is planning to complete nonclinical studies, which are designed to enable Phase 1 development, by the end of 2013.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative drug discovery and development company seeking to discover, develop and deliver to patients best-in-class medicines for diseases with significant unmet need. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs focused on the inhibition of

[1]

Weinberg RA (2007) Cytoplasmic signaling circuitry programs many of the traits of cancer. In Jeffcock E, Zayatz E, and Mickey RK (Eds.) The biology of cancer (pp. 179-183). New York, NY: Garland Science, Taylor & Francis Group.

phosphoinositide-3-kinase and heat shock protein 90 are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the therapeutic and commercial potential of and potential clinical development plans for IPI-145, and announcement Infinity’s first follow-on PI3K development candidate. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact Infinity, its business and management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s Infinity’s current report on Form 8-K filed with the Securities and Exchange Commission (SEC) on December 12, 2012, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof. While Infinity may elect to update these forward-looking statements at some point in the future, Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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EXHIBIT 9

AGREEMENTS RELATING TO LICENSED COMPOUNDS

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